Exhibit 10.2

BAY COLONY CORPORATE CENTER

1100 WINTER STREET

WALTHAM, MASSACHUSETTS

Lease Dated September 8, 2021 (“Execution Date”)

THIS INSTRUMENT IS AN INDENTURE OF LEASE in which the Landlord and the Tenant are the parties hereinafter named, and which relates to space in a certain building (the “Building”) known as, and with an address at, 1100 Winter Street, Waltham, Massachusetts 02451.

The parties to this Indenture of Lease hereby agree with each other as follows:

ARTICLE I

Reference Data

1.1	Subjects Referred To

Each reference in this Lease to any of the following subjects shall be construed to incorporate the data stated for that subject in this Article:

Landlord:	BP BAY COLONY LLC, a Delaware limited liability company

Landlord’s Original Address	c/o Boston Properties Limited Partnership Prudential Center 800 Boylston Street, Suite 1900 Boston, Massachusetts 02199-8103

Landlord’s Construction Representative:	Name/Email: Ellesse Lunde

Tenant:	Allovir, Inc., a Delaware corporation

Tenant’s Original Address:	Allovir, Inc. 1100 Winter Street Waltham, Massachusetts 02451 Attn: Dana Alexander, Senior Vice President, Technical Operations Attn: Edward Miller, General Counsel In each instance with a copy to:

Tenant’s Email Address for Information Regarding Billings and Statements:

Phase I Commencement Date:	The Execution Date of this Lease. Landlord shall deliver the Phase I Premises to Tenant on the Phase I Commencement Date in its then “as-is” condition.

Phase II Commencement Date:	August 1, 2028, subject to Section 2.4 below.

Phase I Rent Commencement Date:	The earlier to occur of (i) the date ten (10) months after the Phase I Commencement Date or (ii) the date (the “Occupancy Date”) upon which Tenant first occupies all or any portion of the Phase I Premises for the Permitted Use.

Phase II Rent Commencement Date:	The Phase II Commencement Date.

Term or Lease Term (sometimes called the “Original Term”):	The period beginning on the Phase I Commencement Date and ending on July 31, 2030 (the “Expiration Date”, unless extended or sooner terminated as provided in this Lease.

Extension Option:	One (1) period of five (5) years as provided in and on the terms set forth in Section 9.18 hereof.

Rent Year:	Any twelve (12) month period during the Term of the Lease commencing as of the Phase I Rent Commencement Date, or as of any anniversary of the Phase I Rent Commencement Date, except that if the Phase I Rent Commencement Date does not occur on the first day of a calendar month, then (i) the first Rent Year shall further include the partial calendar month in which the first anniversary of the Phase I Rent Commencement Date occurs, and (ii) the remaining Rent Years shall be the successive twelve-(12)-month periods following the end of such first Rent Year. Notwithstanding anything to the contrary herein contained, the last Rent Year shall end on the Expiration Date.

The Site:	That certain parcel of land known as and numbered 1100 Winter Street, Waltham, Middlesex County, Massachusetts.

The Building:	The Building known as and numbered 1100 Winter Street, Waltham, Massachusetts.

The Property:	The Building and the Site together with all common areas, parking areas, decks and structures thereon.

Office Park:	That certain office park known as Bay Colony Corporate Center, containing the Building and the additional buildings known as and numbered 950, 1000 and 1050 Winter Street, Waltham, Massachusetts, located on the property more particularly described in Exhibit A attached hereto.

Premises:	Prior to the Phase II Commencement Date, the Premises shall be the Phase I Premises. Thereafter, the Premises shall be the Phase I Premises and the Phase II Premises, collectively.

Phase I Premises:	A portion of the first (1st) floor of the Building containing 19,236 rentable square feet, in accordance with the floor plan annexed hereto as Exhibit D and incorporated herein by reference.

Phase II Premises:	A portion of the second (2nd) and third (3rd) floors of the Building containing 59,305 rentable square feet, in accordance with the floor plan annexed hereto as Exhibit D and incorporated herein by reference, subject to Section 2.4 below.

Number of Parking Spaces:

Prior to the Phase II Commencement Date: fifty eight (58) spaces (being three (3) spaces per 1,000 square feet of the Rentable Floor Area of the Phase I Premises).

From and after the Phase II Commencement Date: two hundred thirty six (236) spaces (being three (3) spaces per 1,000 square feet of the Rentable Floor Area of the Phase I Premises and the Phase II Premises).

Annual Fixed Rent:	(a) During the Original Term, Annual Fixed Rent for the Phase I Premises shall be payable as follows:

Rent Years	Rate PSF	Monthly Rate	Annual Rate
Rent Year 1	$40.00	$64,120.00	$769,440.00
Rent Year 2	$41.00	$65,723.00	$788,676.00
Rent Year 3	$42.00	$67,326.00	$807,912.00
Rent Year 4	$43.00	$68,929.00	$827,148.00
Rent Year 5	$44.00	$70,532.00	$846,384.00
Rent Year 6	$45.00	$72,135.00	$865,620.00
Rent Year 7	$46.00	$73,738.00	$884,856.00
Rent Year 8	$47.00	$75,341.00	$904,092.00
Rent Year 9	$48.00	$76,944.00	$923,328.00	*

*	Annualized

(b) During the Original Term, Annual Fixed Rent for the Phase II Premises shall be payable as follows:

Time Period^	Rate PSF	Monthly Rate	Annual Rate
8/1/28 – 7/31/29	$50.00	$247,104.17	$2,965,250.00
8/1/29 – 7/31/30	$51.00	$252,046.25	$3,024,555.00

^	Subject to Section 2.4 below.

(c) During the extension option period (if exercised), as determined pursuant to Section 9.18.

Base Operating Expenses:

Phase I Premises: Landlord’s Operating Expenses for calendar year 2022, being January 1, 2022 through December 31, 2022.

Phase II Premises: Landlord’s Operating Expenses for calendar year 2028, being January 1, 2028 through December 31, 2028, subject to Section 2.4.

Base Taxes:

Phase I Premises: Landlord’s Tax Expenses for fiscal tax year 2022, being July 1, 2021 through June 30, 2022.

Phase II Premises: Landlord’s Tax Expenses for fiscal tax year 2029, being July 1, 2028 through June 30, 2029, subject to Section 2.4.

Additional Rent:	All charges and other sums payable by Tenant as set forth in this Lease, in addition to Annual Fixed Rent.

Rentable Floor Area of the Phase I Premises:	19,236 square feet.

Rentable Floor Area of the Phase II Premises:	59,305 square feet.

Total Rentable Floor Area of the Building:	289,052 square feet.

Permitted Use:	Phase I Premises: General office use, research and development, laboratory and such light manufacturing uses that are for testing purposes and are clearly accessory to the foregoing permitted principal uses, as each of the foregoing may from time to time be permitted by the Zoning Ordinance for the City of Waltham and other applicable Legal Requirements.

Phase II Premises: General office purposes.

Broker:	JLL

Security Deposit:	$256,480, subject to reduction as set forth in Section 9.19 below.

1.2	Table of Articles and Sections

ARTICLE I Reference Data		1
1.1	Subjects Referred To	1
1.2	Table of Articles and Sections	5

ARTICLE II Building, Premises, Term and Rent		8
2.1	The Premises	8
2.2	Rights to Use Common Facilities	8
2.3	Landlord’s Reservations	9
2.4	Habendum	9
2.5	Fixed Rent Payments	11
2.6	Operating Expenses	12
2.7	Real Estate Taxes	19
2.8	Utilities	20

ARTICLE III Condition of Premises; Alterations		21
3.1	Preparation of Premises	21

ARTICLE IV Landlord’s Covenants; Interruptions and Delays		22
4.1	Landlord Covenants	22
4.2	Interruptions and Delays in Services and Repairs, Etc.	23

ARTICLE V Tenant’s Covenants		24
5.1	Payments	24
5.2	Repair and Yield Up	24
5.3	Use	25
5.4	Obstructions; Items Visible From Exterior; Rules and Regulations	29
5.5	Safety Appliances	30
5.6	Assignment; Sublease	30
5.7	Right of Entry	36
5.8	Floor Load; Prevention of Vibration and Noise	37
5.9	Personal Property Taxes	37
5.10	Compliance with Laws	37
5.11	Payment of Litigation Expenses	37
5.12	Alterations	37
5.13	Vendors	40
5.14	OFAC	40

ARTICLE VI Casualty and Taking		40
6.1	Damage Resulting from Casualty	40
6.2	Uninsured Casualty	42
6.3	Rights of Termination for Taking	42
6.4	Award	43

ARTICLE VII Default		44
7.1	Tenant’s Default	44
7.2	Landlord’s Default	47

ARTICLE VIII Insurance and Indemnity		47
8.1	Tenant’s Indemnity	47
8.2	Tenant’s Risk	49
8.3	Tenant’s Commercial General Liability Insurance	50
8.4	Tenant’s Property Insurance	50
8.5	Tenant’s Other Insurance	51
8.6	Requirements for Tenant’s Insurance	51
8.7	Additional Insureds	52
8.8	Certificates of Insurance	52
8.9	Subtenants and Other Occupants	52
8.10	No Violation of Building Policies	53
8.11	Tenant to Pay Premium Increases	53
8.12	Landlord’s Insurance	53
8.13	Waiver of Subrogation	54
8.14	Tenant’s Work	54

ARTICLE IX Miscellaneous Provisions		55
9.1	Waiver	55
9.2	Cumulative Remedies	55
9.3	Quiet Enjoyment	55
9.4	Notice to Mortgagee and Ground Lessor	56
9.5	Assignment of Rents	57
9.6	Surrender	57
9.7	Brokerage	58
9.8	Invalidity of Particular Provisions	58
9.9	Provisions Binding, Etc.	58
9.10	Recording; Confidentiality	58
9.11	Notices	59
9.12	When Lease Becomes Binding and Authority	60
9.13	Section Headings	60
9.14	Rights of Mortgagee	60
9.15	Status Reports and Financial Statements	61
9.16	Self-Help	61
9.17	Holding Over	62
9.18	Extension Option	62
9.19	Security Deposit	63

9.20	Late Payment	65
9.21	Tenant’s Payments	66
9.22	Waiver of Trial By Jury	66
9.23	Electronic Signatures	67
9.24	Governing Law	67
9.25	Light and Air	67
9.26	Name of Building	67
9.27	Right of First Offer	67
9.28	Roof Rights	69
9.29	Storage Tanks	71
9.30	Tenant’s Generator	73
9.31	Building Signage	75

1.	Exhibits

There are incorporated as part of this Lease:

Exhibit A	—	Description of Office Park

Exhibit B-1	—	Work Agreement

Exhibit B-2	—	Tenant Plan and Working Drawing Requirements

Exhibit C	—	Landlord’s Services

Exhibit D	—	Floor Plan

Exhibit E	—	Form of Declaration Affixing the Commencement Date of Lease

Exhibit F	—	Form of Lien Waivers

Exhibit G	—	Form of Letter of Credit

Exhibit H	—	Procedure for Allocation of Costs of Electric Power Usage by Tenants

Exhibit I	—	Form of Certificate of Insurance

Exhibit J	—	List of Mortgages

Exhibit K	—	Broker Determination of Prevailing Market Rent

Exhibit L	—	ROFO Spaces

Exhibit M	—	Remaining AMAG Space

Exhibit N	—	Building Signage

ARTICLE II

Building, Premises, Term and Rent

2.1	The Premises

Landlord hereby demises and leases to Tenant, and Tenant hereby hires and accepts from Landlord, the Premises in the Building excluding exterior faces of exterior walls, the common stairways and stairwells, elevators and elevator wells, fan rooms, electric and telephone closets, janitor closets, freight elevator vestibules, and pipes, ducts, conduits, wires and appurtenant fixtures serving exclusively or in common other parts of the Building and if the Premises includes less than the entire rentable area of any floor, excluding the common corridors, elevator lobbies and restrooms located on such floor. The Premises with such exclusions is hereinafter referred to as the “Premises.”

2.2	Rights to Use Common Facilities

Subject to Landlord’s right to change or alter any of the following in Landlord’s discretion as herein provided (provided that no such changes or alterations shall materially adversely affect Tenant’s access to or use of the Premises for the Permitted Use or reduce the Number of Parking Spaces allocated to Tenant), Tenant shall have, as appurtenant to the Premises, the non- exclusive right to use in common with others, subject to reasonable rules of general applicability to tenants of the Building from time to time made by Landlord of which Tenant is given notice (a) the common lobbies, corridors, stairways, elevators and loading platform of the Building, and the pipes, ducts, conduits, wires and appurtenant meters and equipment serving the Premises in common with others, (b) common walkways and driveways necessary for access to the Building, and (c) if the Premises include less than the entire rentable floor area of any floor, the common restrooms, corridors and elevator lobby of such floor.

Provided the named Tenant herein is occupying and has not sublet more than 50% of the of the aggregate rentable square footage of the Phase I Premises and the Phase II Premises (other than to a Permitted Transferee), and continues to use and occupy the Phase I Premises and the Phase II Premises (or that portion thereof not subleased), Landlord shall continue to operate during the Term of this Lease (i) the café or an alternative food-service in the Building; and (ii) a fitness center in the building at 1000 Winter Street or in the Building; provided, however, Landlord’s foregoing obligations are subject to temporary shut-downs due to Force Majeure or renovations.

Notwithstanding anything to the contrary herein, Landlord has no obligation to allow any particular telecommunication service provider to have access to the Building or to the Premises except as may be required by applicable law. If Landlord permits such access, Landlord may condition such access upon the payment to Landlord by the service provider of fees assessed by Landlord in its reasonable discretion.

2.2.1	Tenant’s Parking

In addition, Tenant shall have the right to use in the parking area the Number of Parking Spaces (referred to in Section 1.1) for the parking of automobiles, in common with use by other tenants from time to time of the Property, provided, however, that Landlord shall not be obligated to furnish stalls or spaces on the Site specifically designated for Tenant’s use. Notwithstanding the foregoing, and provided (i) no Event of Default has occurred hereunder, and (ii) Tenant has not assigned this Lease or sublet all or any portion of the Premises (except to a Permitted Transferee), if Landlord grants reserved parking rights to another tenant in the Building, Landlord shall grant similar reserved parking rights, on a proportionate basis, to Tenant. In the event that the Rentable Floor Area of the Premises is changed at any time during the Lease Term due to a physical change in the footprint of the Premises, the Number of Parking Spaces provided to Tenant hereunder shall be adjusted proportionately. Tenant covenants and agrees that it and all persons claiming by, through and under it, shall at all times abide by all reasonable rules and regulations promulgated by Landlord with respect to the use of the parking areas on the Site. The parking privileges granted herein are non-transferable except to a permitted assignee or subtenant as provided in Section 5.6. Further, Landlord assumes no responsibility whatsoever for loss or damage due to fire, theft or otherwise to any automobile(s) parked on the Site or to any personal property therein, however caused, and Tenant covenants and agrees, upon request from Landlord from time to time, to notify its officers, employees, agents and invitees of such limitation of liability. Tenant acknowledges and agrees that a license only is hereby granted, and no bailment is intended or shall be created.

2.3	Landlord’s Reservations

Landlord reserves the right from time to time, without unreasonable interference with Tenant’s use, and provided the Number of Parking Spaces allocated to Tenant shall not be reduced: (a) to install, use, maintain, repair, replace and relocate for service to the Premises and other parts of the Building, or either, pipes, ducts, conduits, wires and appurtenant fixtures, wherever located in the Premises or Building, (b) to perform, or cause to be performed, construction in the common areas and facilities or other leased areas on the Property or in the Office Park and (c) to reduce, increase, enclose or otherwise change at any time and from time to time the size, number, location, lay-out and nature of the common areas and facilities and other tenancies and premises on the Property or in the Office Park, to create additional rentable areas through use or enclosure of common areas, and to dedicate roads within the Office Park for public use. Installations, replacements and relocations referred to in clause (a) above shall be located so far as practicable in the central core area of the Building, above ceiling surfaces, below floor surfaces or within perimeter walls of the Premises. Any non-emergency work performed pursuant to this Section 2.3 shall be performed at such times and in such a manner so as to minimize interference with Tenant’s operations in the Premises and only after reasonable advance notice to Tenant.

2.4	Habendum

The Term of the Lease shall commence on the Phase I Commencement Date. Tenant shall have and hold the Phase I Premises for a period commencing on the Phase I Commencement Date and continuing for the Term unless sooner terminated as provided in Article VI or Article VII or unless extended as provided in Section 9.18. Tenant shall have and hold the Phase II Premises for a period commencing on the Phase II Commencement Date and continuing for the Term unless sooner terminated as provided in Article VI or Article VII or unless extended as provided in Section 9.18. Tenant agrees to take the Phase I Premises on the Phase I Commencement Date in its then “as-is” condition, as more particularly set forth on Exhibit B-1. The parties acknowledge that by virtue of the Sublease (as hereinafter defined), Tenant will already be in possession of the Phase II Premises on the Phase II Premises Commencement Date, and therefore Tenant agrees to take the Phase II Premises on the Phase II Commencement Date in its then “as-is” condition (it being understood, for the avoidance of doubt, that Exhibit B-1 shall have no applicability with respect to the Phase II Premises). As used herein, all references to the “Premises” shall be deemed to mean (i) the Phase I Premises only until the Phase II Commencement Date and (ii) the Phase I Premises and the Phase II Premises collectively from and after the Phase II Commencement Date.

The parties acknowledge that, prior to the Phase II Commencement Date, Tenant will be occupying the Phase II Premises pursuant to that certain Sublease dated September 8, 2021 (the “Sublease”) by and between AMAG Pharmaceuticals, Inc., as sublandlord (“Sublandlord”), and Tenant, as subtenant, which Sublease (i) is subject to the terms and conditions of that certain Lease dated June 10, 2010 by and between Sublandlord, as tenant, and Landlord, as landlord (as amended, the “AMAG Lease”), and (ii) was consented to by Landlord pursuant to that certain Consent to Sublease dated September 8, 2021 by and among Landlord, Sublandlord and Tenant (the “Sublease Consent” and, together with the Sublease and AMAG Lease, the “Sublease Documents”). Notwithstanding anything to the contrary contained herein, (a) prior to the Phase II Commencement Date, Tenant’s occupancy of the Phase II Premises shall continue to be governed by the Sublease Documents, and (b) from and after the Phase II Commencement Date, Tenant’s occupancy of the Phase II Premises shall be governed by this Lease. Notwithstanding anything to the contrary contained herein, if, for any reason, the term of the AMAG Lease terminates prior to the Phase II Commencement, then (i) the Sublease shall automatically terminate on the date of such termination or expiration of the AMAG Lease (the “AMAG Lease Termination Date”), as more particularly set forth in the Sublease Consent, (ii) Landlord shall have no liability to Tenant arising out of the Sublease related to such termination and, (iii) provided the Term of this Lease then remains in full force and effect, the Phase II Commencement Date shall be deemed to be the AMAG Lease Termination Date; provided, however, that for the period beginning on the AMAG Lease Termination Date and continuing until August 1, 2028, (x) Tenant shall pay Annual Fixed Rent for the Phase II Premises at the then-applicable per rentable square foot rental rate that would have been in effect under the AMAG Lease with respect to the Phase II Premises had the AMAG Lease not so terminated, (y) Base Operating Expenses with respect to the Phase II Premises shall be Landlord’s Operating Expenses for calendar year 2021 and (z) Base Taxes with respect to the Phase II Premises shall be Landlord’s Tax Expenses for fiscal tax year 2022 (i.e., July 1, 2021 through June 30, 2022). Furthermore, and notwithstanding anything to the contrary contained herein, if the Sublease terminates prior to the scheduled expiration thereof, but the AMAG Lease and this Lease thereafter remain in full force and effect, then the Phase II Commencement Date shall be the date when Landlord delivers the Phase II Premises to Tenant in its then as-is condition.

The parties acknowledge that Tenant will initially sublease only the Phase II Premises from Sublandlord pursuant to the Sublease, but that the Sublease grants to Tenant a right of first offer to sublease the remaining portion of space leased to Sublandlord pursuant to the AMAG Lease (the “Remaining AMAG Space”). The Remaining AMAG Space is shown on Exhibit M attached hereto. Notwithstanding anything to the contrary contained herein, in the event that the space subleased from Sublandlord to Tenant is expanded at any point during the term of the Sublease to include all or any portion of such Remaining AMAG Space (whether or not pursuant to such right of first offer), then the Phase II Premises will automatically be deemed expanded to include such Remaining AMAG Space (or portion thereof). In such event, the parties shall, upon the request of either party, enter into an amendment to this Lease memorializing such expansion of the Phase II Premises (which amendment shall, without limitation, update any terms hereof that are based upon the Rentable Floor Area of the Phase II Premises).

As soon as may be convenient after the Phase I Rent Commencement Date has been determined, Landlord and Tenant agree to join with each other in the execution of a written Declaration Affixing the Commencement Date of Lease, in the form of Exhibit E, in which the Phase I Commencement Date and the Phase I Rent Commencement Date shall be stated. If Tenant fails to execute such Declaration Affixing the Commencement Date of Lease within ten (10) days after Tenant’s receipt thereof, the Phase I Rent Commencement Date shall be as reasonably determined by Landlord in accordance with the terms of this Lease. In addition, as soon as may be convenient after the Phase II Commencement Date has been determined, Landlord and Tenant agree to join with each other in the execution of a written agreement prepared by Landlord in which the Phase II Commencement Date shall be stated.

2.5	Fixed Rent Payments

Tenant agrees to pay to Landlord, (1) on the Phase I Rent Commencement Date (defined in Section 1.1 hereof) and thereafter monthly, in advance, on the first day of each and every calendar month during the Original Term, a sum equal to one twelfth (1/12th) of the Annual Fixed Rent (sometimes hereinafter referred to as “fixed rent”) for the Phase I Premises, (2) on the Phase II Rent Commencement Date (defined in Section 1.1 hereof) and thereafter monthly, in advance, on the first day of each and every calendar month during the Original Term, a sum equal to one twelfth (1/12th) of the Annual Fixed Rent (sometimes hereinafter referred to as “fixed rent”) for the Phase II Premises and an amount reasonably estimated by Landlord from time to time to cover Tenant’s monthly payments of electricity under Section 2.8(B) below and Exhibit H attached hereto, and (3) on the first day of each and every calendar month during each extension option period (if exercised), a sum equal to (a) one twelfth (1/12th) of the Annual Fixed Rent as determined in Section 9.18 for the extension option period, plus (b) then applicable monthly electrical charges for the Phase II Premises under Section 2.8(B) below and Exhibit H attached hereto. Until notice of some other designation is given, fixed rent and all other charges for which provision is herein made shall be paid by remittance to or for the order of Landlord either (i) via the VersaPay ARC, Boston Properties on-line Tenant Portal for which an invite will be sent to Tenant from the VersaPay ARC platform from the email address                     (please contact Landlord at                     with any inquiries respecting VersaPay), (ii) by ACH transfer to or (iii) by mail to.

Annual Fixed Rent for any partial month shall be paid by Tenant to Landlord at such rate on a pro rata basis, and, if the Phase I Rent Commencement Date is a day other than the first day of a calendar month, the first payment of Annual Fixed Rent which Tenant shall make to Landlord shall be a payment equal to a proportionate part of such monthly Annual Fixed Rent for the partial month from the Phase I Rent Commencement Date to the first day of the succeeding calendar month.

Additional Rent payable by Tenant on a monthly basis, as hereinafter provided, likewise shall be prorated, and the first payment on account thereof shall be determined in similar fashion but shall commence on the Phase I Commencement Date (excluding Additional Rent under Section 2.6, which shall commence on January 1, 2023, and Section 2.7, which shall commence on July 1, 2022); and other provisions of this Lease calling for monthly payments shall be read as incorporating this undertaking by Tenant.

Notwithstanding that the payment of Annual Fixed Rent payable by Tenant to Landlord shall not commence until the Phase I Rent Commencement Date, Tenant shall be subject to, and shall comply with, all other provisions of this Lease as and at the times provided in this Lease.

The Annual Fixed Rent and all other charges for which provision is herein made shall be paid by Tenant to Landlord, without offset, deduction or abatement except as otherwise specifically set forth in this Lease.

2.6	Operating Expenses

“Landlord’s Operating Expenses” means the cost of operation of the Building and the Site (including, without limitation, costs associated with the operation of other portions of the Office Park benefitting and providing services to the Property as part of the Office Park as a whole, to the extent allocable to the Property) which shall exclude costs of special services rendered to tenants (including Tenant) for which a separate charge is made, but shall include, without limitation, the following: premiums for insurance carried with respect to the Building and the Site (including, without limitation, liability insurance, insurance against loss in case of fire or casualty and insurance of monthly installments of fixed rent and any Additional Rent which may be due under this Lease and other leases of space in the Building for not more than 12 months in the case of both fixed rent and Additional Rent and if there be any first mortgage of the Property, including such insurance as may be required by the holder of such first mortgage); routine Hazardous Materials inspection, review and testing costs (provided the foregoing shall only apply if Landlord converts the Building to a laboratory building); compensation and all fringe benefits, worker’s compensation insurance premiums and payroll taxes paid to, for or with respect to all persons engaged in the operating, maintaining or cleaning of the Building or Site; water, sewer, electric, gas, oil and telephone charges associated with the common areas of the Building and the Site (excluding utility charges separately chargeable to tenants); cost of building and cleaning supplies and equipment; cost of maintenance, cleaning and repairs (other than repairs not properly chargeable against income or reimbursed from contractors under guarantees); cost of snow removal and care of landscaping; cost of operating, maintaining and cleaning the cafeteria, fitness center and any shared conference facilities serving the Building; payments under service contracts with independent contractors; management fees at reasonable rates for self managed buildings consistent with the type of occupancy and the service rendered, but in no event in excess of 3.0% of gross revenue from the Property; costs of maintaining a regional property management office in connection with the operation, management and maintenance of the Building; all costs of applying and reporting for the Building or any part thereof to seek or maintain certification under the U.S. EPA’s Energy Star® rating system, the U.S. Green Building Council’s Leadership in Energy and Environmental Design (LEED) rating system or a similar system or standard; and all other reasonable and necessary expenses paid in connection with the operation, cleaning and maintenance of the Building and the Site and properly chargeable against income. Landlord’s Operating Expenses shall include depreciation for capital expenditures made by Landlord during the Lease Term (i) to reduce Landlord’s Operating Expenses if Landlord shall have reasonably determined that the annual reduction in Landlord’s Operating Expenses shall exceed depreciation therefor or (ii) to comply with applicable laws, rules, regulations, requirements, statutes, ordinances, by-laws and court decisions of all public authorities which are now or hereafter in force (the capital expenditures described in subsections (i) and (ii) being hereinafter referred to as “Permitted Capital Expenditures”), plus in the case of both (i) and (ii) an interest factor, reasonably determined by Landlord, as being the interest rate then charged for long term mortgages by institutional lenders on like properties within the locality in which the Building is located, and depreciation in the case of both (i) and (ii) shall be determined by dividing the original cost of such capital expenditure by the number of years of useful life of the capital item acquired and the useful life shall be reasonably determined by Landlord in accordance with generally accepted accounting principles and practices in effect at the time of acquisition of the capital item; provided, however, if Landlord reasonably concludes on the basis of engineering estimates that a particular capital expenditure will effect savings in other Landlord’s Operating Expenses, including, without limitation, energy related costs, and that such projected savings will, on an annual basis (“Projected Annual Savings”), exceed the annual depreciation therefor, then and in such event the amount of depreciation for such capital expenditure shall be increased to an amount equal to the Projected Annual Savings; and in such circumstance, the increased depreciation (in the amount of the Projected Annual Savings) shall be made for such period of time as it would take to fully amortize the cost of the item in question, together with interest thereon at the interest rate as aforesaid in equal monthly payments, each in the amount of 1/12th of the Projected Annual Savings, with such payment to be applied first to interest and the balance to principal.

Notwithstanding the foregoing, the following shall be excluded from Landlord’s Operating Expenses:

(a)	real estate taxes payable pursuant to Section 2.7;

(b)

principal or interest on indebtedness, debt amortization or ground rent paid by Landlord in connection with any mortgages, deeds of trust or other financing encumbrances, or ground leases of the Building or the Site or all or any portion of the Office Park;;

(c)	capital improvements to the Property other than Permitted Capital Expenditures;

(d)

legal, auditing, consulting and professional fees and other costs paid or incurred in connection with financings, or refinancings (including, without limitation, points, fees, interest and principal) or sales of any interest in Landlord or of Landlord’s interest in the Building or the Site or in connection with any ground lease (including, without limitation, recording costs, mortgage recording taxes, title insurance premiums and other similar costs, but excluding those legal, auditing, consulting and professional fees and other costs incurred in connection with the normal and routine maintenance and operation of the Building and/or the Site;

(e)

legal fees, space planner’s fees, architect’s and engineer’s fees, leasing and brokerage commissions, advertising and promotional expenditures and any other marketing expense incurred in connection with the leasing of space in the Building (including new leases, lease amendments, lease terminations and lease renewals);

(f)

the cost of any items to the extent to which such cost is reimbursed to Landlord by tenants of the Property (other than pursuant to this Section 2.6), or other third parties, or is covered by a warranty to the extent of reimbursement for such coverage;

(g)

expenditures for any leasehold improvement which is made in connection with the preparation of any portion of the Building for occupancy by any tenant or which is not made generally to or for the benefit of the Building or the Site;

(h)

the cost of performing work or furnishing service to or for any tenant other than Tenant, at Landlord’s expense, to the extent such work or service is in excess of any work or service Landlord is obligated to provide to Tenant or generally to other tenants in the Building at Landlord’s expense;

(i)

the cost of repairs or replacements incurred by reason of fire or other casualty, or condemnation (other than costs not in excess of the deductible on any insurance maintained by Landlord which provides a recovery for such repair or replacement), to the extent Landlord actually receives proceeds of property and casualty insurance policies or condemnation awards or would have received such proceeds had Landlord maintained the insurance required to be maintained by Landlord under this Lease;

(j)	the cost of acquiring sculptures, paintings or other objects of fine art;

(k)

reserves of any kind, including, without limitation replacement or contingency reserves or any bad debt loss, rent loss, or reserves for bad debt or rent loss; provided, however, amounts actually expended in maintaining, repairing and operating the Property shall be included in Operating Expenses;

(l)	unfunded contributions to operating expense reserves by other tenants;

(m)

contributions to charitable or political organizations in excess of amounts typically spent for such contributions in Class A office buildings of comparable quality in the competitive area of the Building;

(n)	fees, costs and expenses incurred by Landlord in connection with or relating to claims against or disputes with tenants of the Building;

(o)

costs and expenses incurred for the administration of the entity which constitutes Landlord, as the same are distinguished from the costs of operation, management, maintenance and repair of the Property, including, without limitation, entity accounting and legal matters;

(p)

interest, fines or penalties for late payment or violations of Legal Requirements by Landlord, if any, except to the extent incurring such expense is either (a) a reasonable business expense under the circumstances or (b) caused by a corresponding late payment or violation of a Legal Requirement by Tenant, in which event Tenant shall be responsible for the full amount of such expense;

(q)	the cost of remediation and removal of “Hazardous Materials” (as that term is defined in Section 5.3 in the Building or on the Site required by “Hazardous Materials Laws” (as that term is defined in Section 5.3 below), provided, however, that the provisions of this clause (r) shall not preclude the inclusion of costs with respect to materials (whether existing at the Property as of the date of this Lease or subsequently introduced to the Property) which are not as of the date of this Lease (or as of the date of introduction) deemed to be Hazardous Materials under applicable Hazardous Materials Laws but which are subsequently deemed to be Hazardous Materials under applicable Hazardous Materials Laws (it being understood and agreed that Tenant shall nonetheless be responsible under Section 5.3 of this Lease for all costs of remediation and removal of Hazardous Materials to the extent caused by Tenant Parties or to the extend otherwise provided in said Section 5.3);

(r)

costs of replacements, alterations or improvements necessary to make the Building, the Property or the Office Park comply with Legal Requirements in effect and applicable to the Building, the Property and/or the Office Park prior to the date of this Lease, except to the extent the need for such replacements, alterations or improvements is caused by Tenant Parties (in which case Tenant shall nonetheless be responsible for such costs in accordance with Section 5.10 of this Lease), provided, however, that the provisions of this clause (s) shall not preclude the inclusion of costs of compliance with Legal Requirements enacted prior to the date of this Lease if such compliance is required for the first time by reason of any amendment, modification or reinterpretation of a Legal Requirement which is imposed after the date of this Lease;

(s)	salaries and all other compensation (including fringe benefits) of partners, officers and executives above the grade of regional property manager;

(t)

the wages and benefits of any employee who does not devote substantially all of his or her employed time to the Property unless such wages and benefits are prorated on a reasonable basis to reflect time spent on the operation and management of the Property vis-à -vis time spent on matters unrelated to the operation and management of the Property;

(u)

except as may be otherwise expressly provided in this Lease with respect to specific items, the cost of any services or materials provided by any party related to Landlord, to the extent such cost exceeds, the reasonable cost for such services or materials absent such relationship in self-managed buildings similar to the Building in the vicinity of the Building; and

(v)	legal fees or other expenses incurred in connection with negotiating and enforcing leases with tenants in the Building;

(w)	all costs and expenses of any special events (e.g. receptions, concerts); provided, however, that Tenant shall pay the entire costs and expenses of any special events run by Tenant;

(x)	any management fee other than the management fee set forth in the first paragraph of this Section 2.6;

(y)	depreciation for the Building.

To the extent that Landlord owns other buildings in the Office Park, Landlord’s Operating Expenses that relate to the common areas of the Office Park (and not exclusively to the Building or exclusively to any other buildings within the Office Park) shall be reasonably allocated by Landlord among all such buildings in the Office Park.

In addition to the foregoing, if in any calendar year after 2022 Landlord shall provide a service to the office portions of the Building that was not provided in 2022 and the service in question is consistent with the then prevailing standards for operating and maintaining a first-class office complex, then Base Operating Expenses shall be adjusted to include 50% of the reasonable estimate of the cost of providing such service in calendar year 2022. Further, if in any calendar year after 2022, Landlord shall cease to provide a service to the office portion of the Building that was provided in 2022, then, unless the service in question is consistent with the prevailing standards for operating and maintaining a first-class mixed use office complex, Base Operating Expense shall be adjusted to exclude the cost of providing such services in calendar year 2022.

“Operating Expenses Allocable to the Premises” shall mean the same proportion of Landlord’s Operating Expenses for and pertaining to the Building and the Site as the Rentable Floor Area of the Premises bears to 95% of the Total Rentable Floor Area of the Building.

“Base Operating Expenses” is hereinbefore defined in Section 1.1. Base Operating Expenses shall not include (i) market-wide cost increases due to extraordinary circumstances, including but not limited to Force Majeure (as defined in Section 6.1), conservation surcharges, security concerns, boycotts, strikes, embargoes or shortages (“Temporary Cost Increase”); provided, however, that if any item(s) of a Temporary Cost Increase shall continue uninterrupted beyond calendar year 2022, then the amount of such Temporary Cost Increase excluded from Base Operating Expenses with respect to such item(s) shall also be excluded from Landlord’s Operating Expenses for and with respect to any such calendar year during which such Temporary Cost Increase continues and (ii) the cost of any Permitted Capital Expenditures; provided, however, that any Permitted Capital Expenditures excluded from Base Operating Expenses shall not be included in Landlord’s Operating Expenses in any subsequent year.

“Base Operating Expenses Allocable to the Premises” means the same proportion of the applicable Base Operating Expenses for and pertaining to the Building and the Site as the Rentable Floor Area of the applicable portion of the Premises bears to 95% of the Total Rentable Floor Area of the Building.

If with respect to any calendar year falling within the Term, or fraction of a calendar year falling within the Term at the beginning or end thereof, the Operating Expenses Allocable to the Premises for a full calendar year exceed Base Operating Expenses Allocable to the Premises, or for any such fraction of a calendar year exceed the corresponding fraction of Base Operating Expenses Allocable to the Premises then, Tenant shall pay to Landlord, as Additional Rent, the amount of such excess. Such payments shall be made at the times and in the manner hereinafter provided in this Section 2.6.

Not later than one hundred and twenty (120) days after the end of the first calendar year or fraction thereof ending December 31 and of each succeeding calendar year during the Term or fraction thereof at the end of the Term, Landlord shall render Tenant a statement in reasonable detail and according to usual accounting practices certified by a representative of Landlord, showing for the preceding calendar year or fraction thereof, as the case may be, Landlord’s

Operating Expenses and Operating Expenses Allocable to the Premises. Said statement to be rendered to Tenant shall also show for the preceding year or fraction thereof as the case may be the amounts of operating expenses already paid by Tenant as Additional Rent, and the amount of operating expenses remaining due from, or overpaid by, Tenant for the year or other period covered by the statement. Within thirty (30) days after the date of delivery of such statement, Tenant shall pay to Landlord the balance of the amounts, if any, required to be paid pursuant to the above provisions of this Section 2.6 with respect to the preceding year or fraction thereof, or Landlord shall credit any amounts due from it to Tenant pursuant to the above provisions of this Section 2.6 against (i) monthly installments of fixed rent next thereafter coming due or (ii) any sums then due from Tenant to Landlord under this Lease (or refund such portion of the overpayment as aforesaid if the Term has ended, net of any sums then due from Tenant to Landlord).

In addition, Tenant shall make payments monthly on account of Tenant’s share of increases in Landlord’s Operating Expenses anticipated for the then current year at the time and in the fashion herein provided for the payment of fixed rent. The amount to be paid to Landlord shall be an amount reasonably estimated annually by Landlord to be sufficient to cover, in the aggregate, a sum equal to Tenant’s share of such increases in operating expenses for each calendar year during the Term.

Notwithstanding the foregoing, in determining the amount of Landlord’s Operating Expenses for any calendar year or portion thereof falling within the Lease Term, if less than ninety-five percent (95%) of the Total Rentable Floor Area of the Building shall have been occupied by tenants at any time during the period in question, then those components of Landlord’s Operating Expenses that vary based on occupancy for such period shall be adjusted to equal the amount such components of Landlord’s Operating Expenses would have been for such period had occupancy been ninety-five percent (95%) throughout such period.

Subject to the provisions of this Section and provided that no Event of Default of Tenant exists, Tenant shall have the right to examine the correctness of the Landlord’s Operating Expense statement or any item contained therein:

1.    Any request for examination in respect of any “Operating Year” (as defined hereinbelow) may be made by notice from Tenant to Landlord no more than one hundred eighty (180) days after the date (the “Operating Expense Statement Date”) Landlord provides Tenant an Annual Statement for such Operating Year and only if Tenant shall have fully paid such amount. Such notice shall set forth in reasonable detail the matters questioned. Any examination must be completed and the results communicated to Landlord no more than ninety (90) days after Landlord delivers to Tenant all books and records reasonably required to perform such examination. “Operating Year” shall mean a period of twelve (12) consecutive calendar months, commencing on the first day of January in each year, except that the first Operating Year of the Lease Term hereof shall be the period commencing on the Commencement Date and ending on the succeeding December 31, and the last Operating Year of the Lease Term hereof shall be the period commencing on January 1 of the calendar year in which the Lease Term ends, and ending with the date on which the Lease Term ends.

2.    Tenant hereby acknowledges and agrees that Tenant’s sole right to contest the Annual Statement shall be as expressly set forth in this Section. Tenant hereby waives any and all other rights provided pursuant to applicable laws to inspect Landlord’s books and records and/or to contest the Annual Statement. If Tenant shall fail to timely exercise Tenant’s right to inspect Landlord’s books and records as provided in this Section, or if Tenant shall fail to timely communicate to Landlord the results of Tenant’s examination as provided in this Section, with respect to any Operating Year, Landlord’s Annual Statement shall be conclusive and binding on Tenant.

3.    Landlord’s books and records pertaining to the Landlord’s Operating Expenses for the Operating Year included in the Annual Statement shall be made available to Tenant within a reasonable time after Landlord timely receives the notice from Tenant to make such examination pursuant to this Section, either electronically or during normal business hours at the offices in Massachusetts where Landlord keeps such books and records or at another location in Massachusetts, as determined by Landlord.

4.    Tenant shall have the right to make such examination no more than once in respect of any Operating Year for which Landlord has given Tenant an Annual Statement.

5.    Such examination may be made only by a qualified employee of Tenant or a qualified independent certified public accounting firm or a qualified real estate professional or firm approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. No examination shall be conducted by an examiner who is to be compensated, in whole or in part, on a contingent fee basis.

6.    As a condition to performing any such examination, Tenant and its examiners shall be required to execute and deliver to Landlord a commercially reasonable form of agreement, agreeing to keep confidential any information which it discovers about Landlord or the Building in connection with such examination.

7.    No subtenant shall have any right to conduct any such examination and no assignee may conduct any such examination with respect to any period during which the assignee was not in possession of the Premises.

8.    All costs and expenses of any such examination shall be paid by Tenant, provided that if such examination indicates that Landlord has overcharged Tenant for Operating Expenses for such Operating Year by more than 5%, Landlord shall reimburse Tenant for the actual, reasonable out-of-pocket costs to perform such audit.

9.    If as a result of such examination Landlord and Tenant agree that the amounts paid by Tenant to Landlord on account of the Landlord’s Operating Expenses exceeded the amounts to which Landlord was entitled hereunder, or that Tenant is entitled to a credit with respect to the Landlord’s Operating Expenses, Landlord, at its option, shall refund to Tenant the amount of such excess or apply the amount of such credit, as the case may be, within thirty (30) days after the date of such agreement. Similarly, if Landlord and Tenant agree that the amounts paid by Tenant to Landlord on account of Landlord’s Operating Expenses were less than the amounts to which Landlord was entitled hereunder, then Tenant shall pay to Landlord, as additional rent hereunder, the amount of such deficiency within thirty (30) days after the date of such agreement.

2.7	Real Estate Taxes

If with respect to any full Tax Year or fraction of a Tax Year falling within the Term, Landlord’s Tax Expenses Allocable to the Premises as hereinafter defined for a full Tax Year exceed Base Taxes Allocable to the Premises, or for any such fraction of a Tax Year exceed the corresponding fraction of Base Taxes Allocable to the Premises then, on or before the thirtieth (30th) day following receipt by Tenant of the certified statement referred to below in this Section 2.7, then Tenant shall pay to Landlord, as Additional Rent, the amount of such excess. Not later than ninety (90) days after Landlord’s Tax Expenses Allocable to the Premises are determined for the first such Tax Year or fraction thereof and for each succeeding Tax Year or fraction thereof during the Term, Landlord shall render Tenant a statement in reasonable detail certified by a representative of Landlord showing for the preceding year or fraction thereof, as the case may be, real estate taxes on the Building and the Site and abatements and refunds of any taxes and assessments. Expenditures for legal fees and for other expenses incurred in seeking the tax refund or abatement may be charged against the tax refund or abatement before the adjustments are made for the Tax Year. Only Landlord shall have the right to institute tax reduction or other proceedings to reduce real estate taxes or the valuation of the Building and the Site. Said statement to be rendered to Tenant shall also show for the preceding Tax Year or fraction thereof as the case may be the amounts of real estate taxes already paid by Tenant as Additional Rent, and the amount of real estate taxes remaining due from, or overpaid by, Tenant for the year or other period covered by the statement. Within thirty (30) days after the date of delivery of the foregoing statement, Tenant shall pay to Landlord the balance of the amounts, if any, required to be paid pursuant to the above provisions of this Section 2.7 with respect to the preceding Tax Year or fraction thereof, or Landlord shall credit any amounts due from it to Tenant pursuant to the provisions of this Section 2.7 against (i) monthly installments of fixed rent next thereafter coming due or (ii) any sums then due from Tenant to Landlord under this Lease (or refund such portion of the over-payment as aforesaid if the Term has ended net of any sums then due from Tenant to Landlord).

In addition, payments by Tenant on account of increases in real estate taxes anticipated for the then current year shall be made monthly at the time and in the fashion herein provided for the payment of fixed rent. The amount so to be paid to Landlord shall be an amount reasonably estimated by Landlord to be sufficient to provide Landlord, in the aggregate, a sum equal to Tenant’s share of such increases, at least ten (10) days before the day on which such payments by Landlord would become delinquent.

To the extent that real estate taxes shall be payable to the taxing authority in installments with respect to periods less than a Tax Year, the foregoing statement shall be rendered and payments made on account of such installments.

Terms used herein are defined as follows:

(i)	“Tax Year” means the twelve-month period beginning July 1 each year during the Term or if the appropriate governmental tax fiscal period shall begin on any date other than July 1, such other date.

(ii)

“Landlord’s Tax Expenses Allocable to the Premises” shall mean the same proportion of Landlord’s Tax Expenses for and pertaining to the Building and the Site as the Rentable Floor Area of the Premises bears to 95% of the Total Rentable Floor Area of the Building.

(iii)

“Landlord’s Tax Expenses” with respect to any Tax Year means the aggregate real estate taxes on the Building and Site with respect to that Tax Year, reduced by any abatement receipts with respect to that Tax Year.

(iv)	“Base Taxes” is hereinbefore defined in Section 1.1.

(v)

“Base Taxes Allocable to the Premises” means the same proportion of the applicable Base Taxes for and pertaining to the Building and the Site as the Rentable Floor Area of the applicable portion of the Premises bears to 95% of the Total Rentable Floor Area of the Building.

(vi)

“Real estate taxes” means all taxes and special assessments of every kind and nature and user fees and other like fees assessed by any governmental authority on the Building or Site which the Landlord shall become obligated to pay because of or in connection with the ownership, leasing and operation of the Site, the Building and the Property and reasonable expenses of and fees for any formal or informal proceedings for negotiation or abatement of taxes (collectively, “Abatement Expenses”), which Abatement Expenses shall be excluded from Base Taxes. The amount of special taxes or special assessments to be included shall be limited to the amount of the installment (plus any interest, other than penalty interest, payable thereon) of such special tax or special assessment required to be paid during the year in respect of which such taxes are being determined, calculated as if Landlord had elected to pay such special taxes or assessments over the longest period allowed by law (whether or not Landlord so elects). There shall be excluded from such taxes all income, estate, succession, inheritance, franchise and transfer taxes, and any fees, penalties, or interest payable on account of the late payment of any real estate taxes. If at any time during the Term the present system of ad valorem taxation of real property shall be changed so that in lieu of the whole or any part of the ad valorem tax on real property there shall be assessed on Landlord a capital levy or other tax on the gross rents received with respect to the Site or Building or Property, federal, state, county, municipal, or other local income, franchise, excise or similar tax, assessment, levy or charge (distinct from any now in effect in the jurisdiction in which the Property is located) measured by or based, in whole or in part, upon any such gross rents, then any and all of such taxes, assessments, levies or charges, to the extent so measured or based, shall be deemed to be included within the term “real estate taxes” but only to the extent that the same would be payable if the Site and Buildings were the only property of Landlord.

(vii)	If during the Lease Term the Tax Year is changed by applicable law to less than a full 12-month period, the Base Taxes and Base Taxes Allocable to the Premises shall each be proportionately reduced.

2.8	Utilities

(A)    The following provisions shall apply solely with respect to the Phase I Premises:

Prior to the Phase I Rent Commencement Date, Tenant shall establish an account directly with the utility companies or providers and shall make payment, not later than the due date therefor,

of all charges associated with the meter(s) measuring consumption of all (i) electricity in and/or serving the Phase I Premises for Tenant (including, without limitation, electricity for lights, plugs and HVAC as well as any other equipment or systems installed by Tenant to serve the Phase I Premises), (ii) gas in and/or serving the Phase I Premises for Tenant (including, without limitation, natural gas associated with use of the Backup Generator or Tenant’s Rooftop Equipment as well any other equipment or systems installed by Tenant to serve the Phase I Premises) and (iii) water/sewer in and/or serving the Phase I Premises for Tenant. Tenant shall install such direct meters as part of Tenant’s Work. Provided that Tenant requests the same on or before the Allowance Outside Date (as defined in Exhibit B-1), Landlord shall reimburse Tenant (outside of the Tenant Allowance) for the out-of-pocket costs incurred by Tenant to install such direct meters within thirty (30) days after Landlord’s receipt of a Requisition (as defined in Exhibit B-1) therefor. Tenant shall upon Landlord’s written request (which request may be given by e-mail), on a monthly basis, provide to Landlord evidence of payment to, and good standing with, such utility companies or providers as Landlord may reasonably require. Tenant further covenants and agrees to defend, save harmless and indemnify Landlord against all liability, cost and damage arising out of or in any way connected to the payment, nonpayment or late payment of any charges or deposits to such utility companies or providers. Furthermore, Tenant shall provide Landlord, within ten (10) business days after written request therefor, with readily available information regarding Tenant’s consumption of electricity, gas, water/sewer, and/or other utilities at the Phase I Premises as may be reasonably required by Landlord in connection with any LEED or similar environmental grading system applicable to the Office Park or any Legal Requirements. The provisions of this Section shall survive after the expiration or termination of this Lease.

(B)    The following provisions shall apply solely with respect to the Phase II Premises:

Landlord shall allocate the costs of furnishing electricity for lights and plugs and the distribution components of the heating, ventilating and air conditioning system to the Phase II Premises in accordance with the procedure contained in Exhibit H, and Tenant shall pay for such costs as provided in said Exhibit H.

ARTICLE III

Condition of Premises; Alterations

3.1	Preparation of Premises

The condition of the Premises upon Landlord’s delivery along with any work to be performed by either Landlord or Tenant shall be as set forth in the Work Agreement attached hereto as Exhibit B-1 and made a part hereof.

ARTICLE IV

Landlord’s Covenants; Interruptions and Delays

4.1	Landlord Covenants

4.1.1	Services Furnished by Landlord

To furnish services, utilities, facilities and supplies set forth in Exhibit C equal to those customarily provided by landlords in high quality buildings in the Boston West Suburban Market subject to escalation reimbursement in accordance with Section 2.6 (except as may otherwise be expressly provided in said Exhibit C).

Notwithstanding anything contained in this Lease to the contrary, Landlord shall have no obligation to provide Tenant with cleaning and janitorial services and trash removal (as described in Exhibit C attached hereto) to any portion of the Premises not being used for general office purposes. Tenant shall be responsible for arranging for its own janitorial/cleaning services to, and trash removal from, such portions of the Premises by a contractor or contractors reasonably approved by Landlord so as to maintain the Premises in clean and sanitary condition. In no event may Tenant dispose of any Hazardous Materials in any Building dumpsters (it being acknowledged that Tenant shall separately arrange for the transportation and disposal of Hazardous Materials at its own expense in compliance with applicable Hazardous Materials Laws).

4.1.2	Additional Services Available to Tenant

To furnish, at Tenant’s expense, reasonable additional Building operation services which are usual and customary in similar office buildings (or, with respect to the Phase I Premises, office/lab buildings) in the Boston West Suburban Market upon reasonable advance request of Tenant at reasonable and equitable rates from time to time established by Landlord. Tenant agrees to pay to Landlord, as Additional Rent, the cost of any such additional Building services requested by Tenant and for the cost of any additions, alterations, improvements or other work performed by Landlord in the Premises at the express written request of Tenant within thirty (30) days after being billed therefor.

4.1.3	Roof, Exterior Wall, Floor Slab and Common Facility Repairs

Except for (a) normal and reasonable wear and use and (b) damage caused by fire and casualty and by eminent domain, and except as otherwise provided in Article VI and subject to the escalation provisions of Section 2.6, (i) to make such repairs to the roof, exterior walls, floor slabs and common areas and facilities as may be necessary to keep them in serviceable condition and (ii) to maintain the Building (exclusive of Tenant’s responsibilities under this Lease) in a first class manner comparable to the maintenance of similar high-quality properties in the Boston West Suburban Market. Notwithstanding the foregoing, Landlord’s responsibilities under this Section 4.1.3 shall specifically exclude (i) the distribution portions of any Building systems which exclusively serve the Premises, whether located in the Premises or other areas of the Building, and (ii) any supplemental heating, ventilation or air conditioning equipment or other systems exclusively serving the Premises installed at Tenant’s request or as a result of Tenant’s requirements in excess of Building standard design criteria including, without limitation, all systems and equipment supporting Tenant’s laboratory, research and development and/or light manufacturing operations (“Tenant’s Laboratory Systems”).

4.1.4	Door Signs

To provide and install, at Landlord’s expense, letters or numerals on exterior doors in the Premises to identify Tenant’s official name and Building address; all such letters and numerals shall be in the building standard graphics and no others shall be used or permitted on the Premises. Landlord shall also display Tenant’s name on the Building’s existing tenant directory inside the center entrance of the Building.

4.2	Interruptions and Delays in Services and Repairs, Etc.

A.    Landlord shall not be liable to Tenant for any compensation or reduction of rent by reason of inconvenience or annoyance or for loss of business arising from the necessity of Landlord or its agents entering the Premises for any of the purposes in this Lease authorized, or for repairing the Premises or any portion of the Building however the necessity may occur, except if due to the negligence or willful misconduct of Landlord or its agents, contractors or employees. In case Landlord is prevented or delayed from making any repairs, alterations or improvements, or furnishing any services or performing any other covenant or duty to be performed on Landlord’s part, by reason of any cause reasonably beyond Landlord’s control, including without limitation by reason of Force Majeure (as defined in Section 6.1 hereof), Landlord shall not be liable to Tenant therefor, nor, except as expressly otherwise provided in Article VI, shall Tenant be entitled to any abatement or reduction of rent by reason thereof, or right to terminate this Lease, nor shall the same give rise to a claim in Tenant’s favor that such failure constitutes actual or constructive, total or partial, eviction from the Premises.

Landlord reserves the right to stop any service or utility system, when necessary by reason of accident or emergency, or until necessary repairs have been completed; provided, however, that in each instance of stoppage, Landlord shall exercise reasonable diligence to eliminate the cause thereof. Except in case of emergency repairs, Landlord will give Tenant reasonable advance notice of any contemplated stoppage and will use reasonable efforts to avoid unnecessary inconvenience to Tenant by reason thereof.

B.    Notwithstanding the foregoing, and for the sole purposes of this Section 4.2, if (i) an interruption or curtailment, suspension or stoppage of an Essential Service (as said term is hereinafter defined) shall occur (any such interruption of an Essential Service being hereinafter referred to as a “Service Interruption”), (ii) as a result of such Service Interruption, all or any material part of the Premises becomes untenantable so that for the Premises Untenantabilty Cure Period (as hereinafter defined) the continued operation in the ordinary course of Tenant’s business is materially adversely affected, and (iii) such untenantability and Landlord’s inability to cure such condition is not caused by the fault or neglect of Tenant or Tenant’s agents, employees, subtenants or contractors, then provided that Tenant ceases to use the affected portion of the Premises during the entirety of the Premises Untenantability Cure Period by reason of such untenantability, Annual Fixed Rent shall thereafter be abated after the expiration of the Premises Untenantability Cure Period in proportion to the impact on the continued operation in the ordinary course of Tenant’s business until the day such condition is completely corrected (or such earlier date, if any, as Tenant shall reoccupy the Premises or the affected portion thereof for the conduct of its business); provided, however, that if any part of the Premises is not untenantable or if Tenant conducts all or any part of its operations in any portion of the Premises notwithstanding such Service Interruption, then the amount of abatement shall be equitably prorated. A Service Interruption will not be deemed to have occurred to the extent the same results from (x) the failure or inability of the applicable utility company to provide electrical, water, or sewer service to the point of connection for the Building (other than due to Landlord’s failure to maintain the corresponding building systems or applicable permits in accordance with applicable laws), (y) the negligent act or omission or intentional misconduct of Tenant (or any party claiming by, through or under Tenant) or (z) Tenant (or any party claiming by, through or under Tenant) introducing into the Premises personnel or equipment that overloads the capacity of any building systems or in any other way interferes with any building system’s ability to perform its proper functions (such as, by way of example, Tenant’s design, layout or occupancy level of the Premises in a manner which inhibits the HVAC system’s ability to perform in accordance with its manufacturer’s specifications). For the purposes hereof, (i) the “Premises Untenantabilty Cure Period” shall be defined as five (5) consecutive business days after Landlord’s receipt of written notice from Tenant of the condition causing untenantability in the Premises, provided however, that the Premises Untenantabilty Cure Period shall be ten (10) consecutive business days after Landlord’s receipt of written notice from Tenant of the condition causing untenantability in the Premises if either the condition was caused by causes beyond Landlord’s control or Landlord is unable to cure such condition as the result of causes beyond Landlord’s control; and (ii) the term “Essential Services” shall mean the following standard services in accordance with Landlord’s obligations under this Lease: elevator service, water and sewer service, HVAC service, condenser water, and/or electricity. The rights granted to Tenant hereunder this Section 4.2(B) shall be Tenant’s sole and exclusive remedy resulting from a Service Interruption. This Section 4.2(B) shall not apply to matters arising as the result of a fire, casualty, taking, or other event as to which Article VI applies.

ARTICLE V

Tenant’s Covenants

Tenant covenants and agrees to the following during the Term and such further time as Tenant occupies any part of the Premises:

5.1	Payments

To pay when due all fixed rent and Additional Rent and all charges for utility services rendered to the Premises (except as otherwise provided in Exhibit C) and, as further Additional Rent, all charges for additional services rendered pursuant to Section 4.1.2. In the event Tenant pays any utilities for the Premises directly to the utility company or provider, Tenant shall grant Landlord access to Tenant’s account with such utility company or provider so that Landlord can review the utility bills relating to the Premises.

5.2	Repair and Yield Up

Except as otherwise provided in Article VI and Section 4.1.3 to keep the Premises (including, without limitation, Tenant’s Laboratory Systems, electrical and mechanical systems not considered part of the Base Building systems or any portion of such systems that have been installed for the exclusive use and benefit of Tenant such as additional HVAC equipment, hot water heaters, electronic, data, phone, and other telecommunications cabling and related equipment, and security or telephone systems for the Premises, whether the foregoing are located in the Premises or other areas of the Building), along with any equipment or systems located within the Premises, in good order, repair and condition, reasonable wear and tear only excepted, and all glass in windows (except glass in exterior walls unless the damage thereto is attributable to Tenant’s negligence or misuse) and doors of the Premises whole and in good condition with glass of the same type and quality as that injured or broken, damage by fire or other casualty or taking under the power of eminent domain and damage resulting from the negligence or willful misconduct of any of the Landlord Parties, their agents, contractors or employees or from the failure of Landlord to perform its obligations under this Lease only excepted, and at the expiration or termination of this Lease peaceably to yield up the Premises including all construction, work, improvements, and all alterations and additions thereto in such condition, first removing (i) all goods and effects of Tenant, (ii) the wiring for Tenant’s computer, telephone and other communication systems and equipment whether located in the Premises or in any other portion of the Building, including all risers (to the extent removal of the items in this subclause (ii) has been specified by Landlord by notice to Tenant given at least ten (10) days before such expiration or termination) and (iii) all alterations and additions made by Tenant (including Tenant’s Work) (to the extent removal of the items in this subclause (iii) was specified by Landlord to Tenant at the time Landlord approves Tenant’s plans therefor), and repairing any damage caused by the removal of the items described in (i) – (iii) and restoring the Premises and leaving them clean and neat. Tenant shall not permit or commit any waste, and subject to Section 8.13, Tenant shall be responsible for the cost of repairs which may be made necessary by reason of damage to common areas in the Building, to the Site or to the other buildings caused by Tenant, Tenant’s agents, contractors, employees, sublessees, licensees, concessionaires or invitees. Notwithstanding the foregoing, in no event shall Tenant be required to remove any alterations other than non-standard office and laboratory alterations that would require unusual and excessive cost to remove and restore to general office and laboratory use.

5.3	Use

(A)    To use the Premises for no other purpose other than the Permitted Use, and not to injure or deface the Premises, Building, the Additional Building, the Site or any other part of the Property nor to permit by Tenant or any party claiming by, through or under Tenant in the Premises or on the Site any auction sale, vending machine (other than those used exclusively by Tenant’s personnel), or inflammable fluids or chemicals (except as set forth in this Section 5.3), or nuisance, or the emission from the Premises of any objectionable noise or odor, nor to permit in the Premises anything which would in any way result in the leakage of fluid or the growth of mold, and not to use or devote the Premises or any part thereof for any purpose other than the Permitted Uses, nor any use thereof which is inconsistent with the maintenance of the Building as an office/lab building of the first class in the quality of its maintenance, use and occupancy, or which is likely to disturb the quiet enjoyment of other occupants of the Building, contrary to law or ordinance or liable to invalidate or increase the premiums for any insurance on the Building or its contents or liable to render necessary any alteration or addition to the Building.

(B)    Hazardous Materials. For purposes of this Lease, the term “Hazardous Materials” shall mean and refer to any substance which is or may hereafter be classified as a hazardous or toxic material, waste or substance, or otherwise controlled, under federal, state or local laws, ordinances, rules, regulations, statutes, by-laws, court decisions, and orders, including, without limitation, 42 U.S.C. Section 6901 et seq., 42 U.S.C. Section 9601 et seq., 42 U.S.C. Section 2601 et seq., 42 U.S.C. Section 7401 et seq., 49 U.S.C. Section 1802 et seq., 33 U.S.C. Section 1251 et seq., 15 U.S.C. Section 2061 et seq., Massachusetts General Laws, Chapters 21C, D and E, and the National Fire Protection Association NFPA 45: Standards of Fire Protection for

Laboratories Using Chemicals, and the rules and regulations promulgated under any of the foregoing, as such laws, rules and regulations may be amended from time to time (collectively “Hazardous Materials Laws”). Landlord represents that, as of the Execution Date and to the best of its actual knowledge, Landlord has not received any written notices from governmental authorities claiming a violation of Hazardous Materials laws in the Building, the subject of which remains unaddressed.

(C)    Use of Hazardous Materials. Notwithstanding anything to the contrary contained herein, Tenant shall not, nor shall Tenant permit its employees, invitees, agents, independent contractors, contractors, assignees or subtenants (each, a “Tenant Related Party”) to, keep, maintain, use or store any Hazardous Materials in any portions of the Premises other than the Phase I Premises. As a material inducement to Landlord to allow Tenant to use Hazardous Materials in the Phase I Premises in connection with its business, Tenant agrees to deliver to Landlord, at least sixty (60) days prior to the Occupancy Date, a list identifying the type and amount of all Hazardous Materials that Tenant will keep, maintain, use or store at the Phase I Premises (the “Hazardous Materials Schedule”), which initial Hazardous Materials Schedule shall be subject to Landlord’s reasonable review and approval. Tenant shall not, nor shall Tenant permit any Tenant Related Party to, keep, maintain, use or store any Hazardous Materials in the Phase I Premises other than the Hazardous Materials set forth on such Hazardous Materials Schedule or other Hazardous Materials in such limited amounts and for such purposes (such as cleaning) as may be permitted by applicable Legal Requirements (“Tenant’s Hazardous Materials”), unless the same are reasonably approved by Landlord. Tenant shall deliver MSDS sheets (and proposed quantities) with all requests for approval of Hazardous Materials as required above, and shall be responsible for notifying all federal, state and local authorities (including the Town of Waltham Fire Department) of the use, storage and disposal of Hazardous Materials by Tenant to the extent required by applicable Legal Requirements. Tenant’s Hazardous Materials shall at all times be brought upon, kept or used in accordance with all applicable Hazardous Materials Laws. Tenant shall maintain at the Phase I Premises its Hazardous Materials Schedule (as defined above). Upon Landlord’s request, or any time that Tenant intends to add a new Hazardous Material or materially increase the quantity of any Hazardous Material to the Hazardous Materials Schedule initially provided to Landlord as aforesaid, Tenant shall update the Hazardous Materials Schedule and deliver the same to Landlord for Landlord’s approval (not to be unreasonably withheld, conditioned or delayed) with respect to such new or increased Hazardous Materials as required above. The Hazardous Materials Schedule shall be reasonably available to the Landlord at the Phase I Premises upon the Landlord’s written request.

Further, (i) Tenant shall not, nor shall Tenant permit a Tenant Related Party to, dispose of (into the sewage or waste disposal system or otherwise) or engage in any activity which might produce or generate any Hazardous Materials except as indicated on the Hazardous Materials Schedule or except in such limited amounts and for such purposes (such as cleaning) as may be permitted by applicable Legal Requirements; (ii) Tenant shall immediately notify Landlord of any incident in, on or about the Premises, the Building or the Site that would require the filing of a notice under any Hazardous Materials Laws, (iii) Tenant shall comply and shall cause all Tenant Related Parties to comply with each of the foregoing; and (iv) Landlord shall have the right, at Landlord’s expense, to make such reasonable inspections (including testing) upon reasonable notice to Tenant, at reasonable times, in the presence of a Tenant representative and subject to Tenant’s reasonable confidentiality and security policies, as Landlord shall reasonably elect from time to time to determine that Tenant is complying with the foregoing.

(D)    Breach/Indemnity. If (i) Tenant breaches any of its obligations under this Section 5.3, (ii) the presence of Hazardous Materials as a result of such a breach results in contamination of the Building or the Office Park, any portion thereof, or any adjacent property, (iii) contamination of the Premises otherwise occurs during the Term or any extension or renewal hereof or holding over hereunder (and such contamination is not caused by Landlord or any of its employees, invitees, agents, independent contractors, contractors, or representatives), or (iv) contamination of the Building or the Office Park occurs as a result of Hazardous Materials that are placed on or under or are released by Tenant or a Tenant Related Party, then Tenant shall indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord) and hold the Landlord harmless from and against any and all demands, claims, liabilities, losses, costs, expenses, actions, causes of action, damages, suits or judgments, and all reasonable expenses (including reasonable attorneys’ fees, charges and disbursements, regardless of whether the applicable demand, claim, action, cause of action or suit is voluntarily withdrawn or dismissed) (“Claims”) of any kind or nature, including (w) diminution in value of the Building and the Office Park or any portion thereof (but in the case of diminution in value, then only to the extent proximately based upon, related to, or arising out of the acts or omissions of Tenant or any Tenant Related Party and/or any breach by Tenant of any of its obligations under this Section 11.3), (x) damages for the loss or restriction on use of rentable or usable space or of any amenity of the Office Park, and (y) sums paid in settlement of Claims that arise during or after the Term as a result of such breach or contamination. This indemnification by Tenant includes costs incurred in connection with any investigation of site conditions or any clean-up, remedial, removal or restoration work required by any governmental authority because of Hazardous Materials present in the air, soil or groundwater above, on, under or about the Office Park caused or otherwise arising out of Tenant’s breach of this Section 5.3 or for which Tenant is otherwise responsible under this Section 5.3. Without limiting the foregoing, if the presence of any Hazardous Materials in, on, under or about the Office Park, any portion thereof or any adjacent property caused or permitted by any Tenant or a Tenant Related Party results in any contamination of the Office Park, any portion thereof or any adjacent property, then Tenant shall promptly take all actions at its sole cost and expense as are necessary to return the Office Park, any portion thereof or any adjacent property to its respective condition existing prior to the time of such contamination; provided that Landlord’s written approval of such action shall first be obtained, which approval Landlord shall not unreasonably withhold; and provided, further, that it shall be reasonable for Landlord to withhold its consent if such actions could have a material adverse long-term or short-term effect on the Office Park, any portion thereof or any adjacent property. Tenant’s obligations under this Section shall not be affected, reduced or limited by any limitation on the amount or type of damages, compensation or benefits payable by or for Tenant under workers’ compensation acts, disability benefit acts, employee benefit acts or similar legislation. Notwithstanding anything to the contrary contained in this Article XI or otherwise, Tenant shall not be responsible for the clean-up or remediation of, and the indemnification and hold harmless obligation set forth in this paragraph shall not apply to (i) contamination in the Premises that Tenant can demonstrate was present in the Premises prior to the Phase I Commencement Date (except to the extent that such pre-existing Hazardous Materials were negligently uncovered, released, exacerbated or disturbed by Tenant or any Tenant Related Party), (ii) Hazardous Materials conditions on the Building or the Office Park not caused by an act or omission of Tenant or any of the Tenant Related Parties and/or any breach by Tenant of any of its obligations under this Section 11.3, or (iii) any environmental condition resulting from the presence of any Hazardous Material that migrates into the Premises from outside the Premises (except to the extent such migration was caused by Tenant or any of the Tenant Related Parties). If Tenant encounters any pre-existing Hazardous Materials in connection with any Alterations, it shall promptly notify Landlord and cease any action that may disturb such Hazardous Materials until Landlord has the opportunity to remediate the same if required by law.

(E)    Surrender. Notwithstanding anything to the contrary contained in this Lease, prior to the expiration or earlier termination of the Term, Tenant shall clean and otherwise cause the Premises to be “decommissioned” in accordance with all applicable Hazardous Materials Laws and shall leave the Premises and the Building (and the piping, sewage or waste disposal system, supply lines, drains and storage containers and basins serving the same, and all exhaust or other ductwork) free of all chemicals, blood, blood products, viruses, biological products and other Hazardous Materials resulting from Tenant’s use or occupancy of the Phase I Premises. Without limiting the foregoing, upon expiration or earlier termination of the Lease, Tenant shall provide Landlord, at Tenant’s sole cost and expense, with a so-called “Clean Certificate” acceptable to Landlord from a reputable, experienced third party environmental engineer or industrial hygienist, licensed to do business in the Commonwealth of Massachusetts, dated within thirty (30) days after the expiration or early termination of the Term certifying to the Landlord that (a) the Premises, the Building and the pipes, sewage or waste disposal system, supply lines, drains, storage containers, basins, exhaust and ductwork are free from chemicals, blood, blood products, viruses, biological products and other Hazardous Materials, (b) the Premises, the Building and the pipes, sewage or waste disposal system, supply lines, drains, storage containers, ductwork and exhaust serving the Premises, if necessary, have been sanitized in accordance with applicable Hazardous Materials Laws, (c) any radioactive materials, biological or chemical safety cabinets located, storage rooms or the storage areas in the Premises have been emptied and decontaminated in accordance with applicable Hazardous Materials Laws. In addition, at least ten (10) days prior to Tenant’s surrender of possession of any part of the Premises, Tenant shall (i) provide Landlord with written evidence of all appropriate governmental releases obtained by Tenant in accordance with applicable Laws, including laws pertaining to the surrender of the Premises, (ii) place laboratory equipment “decontamination forms” on all decommissioned equipment to assure safe occupancy by future users and (iii) at Landlord’s option, conduct a site inspection with Landlord. In addition, Tenant agrees to remain responsible after the surrender of the Premises for the remediation of any recognized environmental conditions identified by the environmental engineer or industrial hygienist for which Tenant is responsible under this Lease and comply with any recommendations provided.

(F)    Reporting. As a material inducement to Landlord to allow Tenant to use Hazardous Materials in the Phase I Premises in connection with its business, Tenant agrees to maintain (i) a list identifying each type of Hazardous Material to be present at the Phase I Premises that is subject to regulation under any Hazardous Materials Laws, (ii) a list of any and all approvals or permits from governmental authorities required in connection with the presence of such Hazardous Material at the Phase I Premises and (iii) correct and complete copies of notices of violations of Hazardous Materials Laws (collectively, “Hazardous Materials Documents”). Tenant shall deliver to Landlord up to date Hazardous Materials Documents, within fourteen (14) days after receipt of a written request therefor from Landlord. For each type of Hazardous Material listed, the Hazardous Materials Documents shall include (t) the chemical name, (u) the material state (e.g., solid, liquid, gas or cryogen), (v) the concentration, (w) the storage amount and storage condition (e.g., in cabinets or not in cabinets), (x) the use amount and use condition (e.g., open use or closed use), (y) the location (e.g., room number or other identification) and (z) if known, the chemical abstract service number. Landlord may cause the Hazardous Materials Documents and/or the Premises to be reviewed or inspected by a person, firm or other consultant qualified to analyze Hazardous Materials to confirm compliance with the provisions of this Lease and with Applicable Laws. In the event that a review of the Hazardous Materials Documents or such inspection indicates non-compliance with this Lease or Hazardous Materials Laws, Tenant shall, at its expense, diligently take steps to bring its storage and use of Hazardous Materials into compliance. Any such costs in connection with third party review of Hazardous Materials Documents or the compliance of the Premises with Hazardous Materials Laws and the provisions hereof shall be paid by Tenant within thirty (30) days after Landlord’s request therefor; provided, however, that Tenant shall only be responsible for such costs in connection with one (1) such review each calendar year (or any additional reviews that reveal a violation by Tenant of this Section 5.3). Notwithstanding anything in this Lease to the contrary or Landlord’s review into Tenant’s Hazardous Materials Documents or use or disposal of hazardous materials, however, Landlord shall not have and expressly disclaims any liability related to Tenant’s or other tenants’ use or disposal of Hazardous Materials, it being acknowledged by Tenant that Tenant is best suited to evaluate the safety and efficacy of its Hazardous Materials usage and procedures.

(G)    Testing. At any time, and from time to time, prior to the expiration of the Term, Landlord shall have the right to conduct appropriate tests of the Building or the Site or any portion thereof to demonstrate that Hazardous Materials are present or that contamination has occurred due to the acts or omissions of Tenant or a Tenant Related Party. Tenant shall pay all reasonable costs of such tests if such tests reveal that Hazardous Materials exist at the Site and/or the Office Park in violation of this Lease.

(H)    Survival. Tenant’s obligations under this Section 5.3 shall survive the expiration or earlier termination of the Lease. During any period of time needed by Tenant or Landlord after the termination of this Lease to complete the removal from the Premises of any such Hazardous Materials, Tenant shall be deemed a holdover tenant and subject to the provisions of this Lease.

(I)    Odors and Exhaust. Tenant acknowledges that Landlord would not enter into this Lease with Tenant unless Tenant assured Landlord that under no circumstances will any other occupants of the Building or the Office Park (including persons legally present in any outdoor areas of the Office Park) be subjected to odors or fumes (whether or not noxious), and that the Building and the Office Park will not be damaged by any exhaust, in each case from Tenant’s operations. Landlord and Tenant therefore agree as follows:

a.	Tenant shall not cause or permit (or conduct any activities that would cause) any release of any odors or fumes of any kind from the Premises.

5.4	Obstructions; Items Visible From Exterior; Rules and Regulations

Not to obstruct in any manner any portion of the Building not hereby leased or any portion thereof or of the other buildings or of the Site used by Tenant in common with others; not without prior consent of Landlord to permit the painting or placing of any signs (other than Tenant’s standard signage, logos and graphics in the entrance lobby to the Premises), curtains, blinds, shades, awnings, aerials or flagpoles, or the like, visible from outside the Premises; and to comply with all reasonable rules and regulations now or hereafter implemented, of which Tenant has been given notice, for the care and use of the Building and Site and their facilities and approaches; Landlord shall not be liable to Tenant for the failure of other occupants of the Buildings to conform to such rules and regulations; provided that Landlord agrees to use reasonable efforts to enforce such rules and regulations. If and to the extent there is any conflict between the provisions of this Lease and any rules and regulations, the provisions of this Lease shall control.

5.5	Safety Appliances

To keep the Premises equipped with all safety appliances required by any public authority because of any use made by Tenant other than normal office/lab use, and to procure all licenses and permits so required because of such use and, if requested by Landlord, to do any work so required because of such use, it being understood that the foregoing provisions shall not be construed to broaden in any way Tenant’s Permitted Use.

5.6	Assignment; Sublease

5.6.1

Except as otherwise expressly provided herein, Tenant covenants and agrees that it shall not assign, mortgage, pledge, hypothecate or otherwise transfer this Lease and/or Tenant’s interest in this Lease or sublet (which term, without limitation, shall include granting of concessions, licenses or the like) the whole or any part of the Premises. In addition, the merger or consolidation of Tenant into or with any other entity, or the sale of all or substantially all of its assets, shall be deemed an assignment within the meaning of this Section 5.6. Any assignment, mortgage, pledge, hypothecation, transfer or subletting not expressly permitted in or consented to by Landlord under this Section 5.6.1 – 5.6.6 shall, at Landlord’s election, be void; shall be of no force and effect; and shall confer no rights on or in favor of third parties. In addition, Landlord shall be entitled to seek specific performance of or other equitable relief with respect to the provisions hereof. The limitations of this Section 5.6 shall be deemed to apply to any guarantor(s) of this Lease. Notwithstanding the foregoing, if equity interests in Tenant at any time are or become traded on a national securities exchange (as defined in the Securities Exchange Act of 1934), the transfer of equity interests in Tenant on a national securities exchange shall not be deemed a transfer within the meaning of this Section; provided, however, that if Tenant is a corporation the outstanding stock of which is listed on a national securities exchange, then any private purchase or buyout of stock shall be deemed a transfer under this Section.

5.6.2	Recapture

(A)    Notwithstanding the provisions of Section 5.6.1 above, in the event Tenant desires (i) to assign this Lease or (ii) to enter into a Triggering Sublease, as hereinafter defined (in either case other than a proposed assignment or subletting pursuant to Section 5.6.4. below), then Tenant shall give Landlord a written notice (the “Recapture Notice”). As used herein, a “Triggering Sublease” shall mean a sublease that (a) is for all or substantially all of the remainder of the Term hereof (excluding any unexercised option periods), and (b) when combined with any other subleases of the Premises then in effect, exceeds seventy five percent (75%) or more of the Premises. The Recapture Notice shall specify that Tenant desires to enter into a Triggering Sublease, or to assign its interest in this Lease, other than pursuant to Section 5.6.4. below. The Recapture Notice shall state the affected portion of the Premises (“Recapture Premises”), and shall constitute an offer (“Recapture Offer”) to terminate this Lease with respect to the Recapture Premises.

(B)    Landlord shall have fifteen (15) days (the “Acceptance Period”) to deliver written notice to Tenant (“Acceptance Notice”) accepting Tenant’s Recapture Notice. If Landlord does not timely deliver an Acceptance Notice, it shall be deemed to have declined Tenant’s Recapture Offer.

(C)    Landlord’s Acceptance Notice shall specify a termination date (“Recapture Termination Date”), which date shall not be earlier than sixty (60) days nor later than one hundred and twenty (120) days after the date of Landlord’s Acceptance Notice. Upon the Recapture Termination Date, all obligations with respect to the Recapture Premises relating to the period after the Recapture Termination Date (but not those relating to the period before the Recapture Termination Date) shall cease and promptly upon being billed therefor by Landlord, Tenant shall make final payment of all Annual Fixed Rent and Additional Rent due from Tenant through the Recapture Termination Date, and Tenant shall have no liability for any obligation with respect to the Recapture Premises accruing after the Recapture Termination Date.

(D)    Notwithstanding the provisions of Section 5.6.1 above, but subject to the provisions of this Section 5.6.3 and the provisions of Sections 5.6.5 and 5.6.6 below, in the event that Landlord shall not have exercised the termination right as set forth in Section 5.6.2, or shall have failed to give any or timely notice under Section 5.6.2, then for a period of one hundred twenty (120) days (i) after the receipt of Landlord’s notice stating that Landlord does not elect the termination right, or (ii) after the expiration of the Acceptance Period, in the event Landlord shall not give any or timely notice under Section 5.6.2 as the case may be, Tenant shall have the right to assign this Lease or sublet the whole (but not part) of the Recapture Premises in accordance with the remaining provisions of this Section 5.6.

5.6.3	Proposed Transfer Notices; Landlord Consent

(A)    In the case where (i) a Recapture Offer has been made, and Landlord declines (or is deemed to have declined) such Recapture Offer, or (ii) no Recapture Offer is required pursuant to Section 5.6.2, then Tenant shall, prior to entering into any assignment or sublease, give Landlord written notice (the “Proposed Transfer Notice”) of any proposed sublease or assignment, and said notice shall specify the provisions of the proposed assignment or subletting, including (a) the name and address of the proposed assignee or subtenant, (b) in the case of a proposed assignment or subletting pursuant to Section 5.6.3 below, such information as to the proposed assignee’s or proposed subtenant’s net worth and financial capability and standing as may be reasonably required for Landlord to make the determination referred to in said Section 5.6.3 (provided, however, that Landlord shall hold such information confidential having the right to release same to its officers, accountants, attorneys and mortgage lenders on a confidential basis), (c) all of the terms and provisions upon which the proposed assignment or subletting is to be made, (d) in the case of a proposed assignment or subletting pursuant to Section 5.6.3 below, all other information reasonably necessary to make the determination referred to in said Section 5.6.3 and (e) in the case of a proposed assignment or subletting pursuant to Section 5.6.4 below, such information as may be reasonably required by Landlord to determine that such proposed assignment or subletting complies with the requirements of said Section 5.6.4. Any proposed sublease or assignment described in a Proposed Transfer Notice shall be subject to Landlord’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed. Landlord shall respond to a Proposed Transfer Notice within fifteen (15) days.

(B)    Without limiting the foregoing standard, Landlord shall not be deemed to be unreasonably withholding its consent to such a proposed assignment or subleasing if:

(a)    the proposed assignee or subtenant is an occupant of the Building (or elsewhere within the Office Park and Landlord then has available for lease space within the Office Park comparable in size to the space proposed to be subleased to such occupant) or is in active negotiation with Landlord or an affiliate of Landlord for premises in the Building or elsewhere within the Office Park or is not of a character consistent with the operation of a first class office/lab building (by way of example Landlord shall not be deemed to be unreasonably withholding its consent to an assignment or subleasing to any governmental or quasi-governmental agency), or

(b)    the proposed assignee or subtenant is not of good character and reputation, or

(c)    the proposed assignee or subtenant does not possess adequate financial capability to perform the Tenant obligations as and when due or required, or

(d)    the assignee or subtenant proposes to use the Premises (or part thereof) for a use other than the applicable Permitted Use as stated in Section 1.1 hereof, or

(e)    the character of the business to be conducted or the proposed use of the Premises by the proposed subtenant or assignee shall (i) be likely to increase Landlord’s Operating Expenses beyond that which Landlord now incurs for use by Tenant; (ii) be likely to increase the burden on elevators or other Building systems or equipment over the burden generated by normal and customary office and lab usage; or (iii) violate or be likely to violate any provisions or restrictions contained herein relating to the use or occupancy of the Premises, or

(f)    there shall be existing an Event of Default (defined in Section 7.1), or

(g)    any part of the rent payable under the proposed assignment or sublease shall be based in whole or in part on the income or profits derived from the Premises or if any proposed assignment or sublease shall potentially have any adverse effect on the real estate investment trust qualification requirements applicable to Landlord and its affiliates, or

(h)    the holder of any mortgage or ground lease on property which includes the Premises does not approve of the proposed assignment or sublease to the extent that such holder has consent rights under the terms of their ground lease or mortgage, or

(i)    due to the identity or business of a proposed assignee or subtenant, such approval would cause Landlord to be in violation of any covenant or restriction contained in another lease or other agreement affecting space in the Building or elsewhere in the Property.

(C)    If Landlord shall consent to the proposed assignment or subletting, as the case may be, then, in such event, Tenant may thereafter sublease (the whole but not part of the Premises described in the Proposed Transfer Notice) or assign pursuant to Tenant’s Transfer Notice, as given hereunder; provided, however, that if such assignment or sublease shall not be executed and delivered to Landlord within one hundred twenty (120) days after the date of Landlord’s consent, the consent shall be deemed null and void and the provisions of Section 5.6.2 shall be applicable.

(D)    In addition to the foregoing, as a condition to any assignment of this Lease or any proposed subleasing of the Phase I Premises, whether or not Landlord’s consent is required, Landlord may require a list of Hazardous Materials, certified by the proposed assignee or subtenant to be true and correct, which the proposed assignee or subtenant intends to use, store, handle, treat, generate in or release or dispose of from the Phase I Premises, together with copies of all reasonably required documents relating to such use, storage, handling, treatment, generation, release or disposal of Hazardous Materials by the proposed assignee or subtenant in the Phase I Premises or on the Property, prior to the proposed assignment or subletting, including, without limitation: permits; approvals; storage and management plans; plans relating to the installation of any storage tanks to be installed in or under the Property (provided, said installation of tanks shall only be permitted after Landlord has given its written consent to do so, which consent may be withheld in Landlord’s sole and absolute discretion); and all closure plans or any other documents required by any and all federal, state and local governmental authorities for any storage tanks installed in, on or under the Property for the closure of any such tanks (including the Storage Tanks, as defined in Section 9.29). Neither Tenant nor any such proposed assignee or subtenant is required, however, to provide Landlord with any portion(s) of the such documents containing information of a proprietary nature which, in and of themselves, do not contain a reference to any Hazardous Materials or hazardous activities.

5.6.4	Notwithstanding the provisions of Sections 5.6.1, 5.6.2, 5.6.3 and 5.6.5, but subject to the provisions of Section 5.6.6, Tenant shall have the right:

(y)     to assign this Lease or to sublet the Premises (in whole or in part) to any other entity (“Tenant Affiliate”) which controls or is controlled by Tenant or Tenant’s parent corporation or which is under common control with Tenant, provided that such transfer or transaction is for a legitimate business purpose of Tenant other than a transfer of Tenant’s interest in this Lease, or

(z) to assign this Lease or to sublet the Premises (in whole or in part) to any entity (“Successor Entity”) (i) which purchases all or substantially all of the assets of Tenant, (ii) which purchases all or substantially all of the stock of (or other ownership or membership interests in) Tenant or (iii) which merges or combines with Tenant, provided that in any of the foregoing events described in clauses (y) and (z) above, the transaction is for a legitimate business purpose of Tenant other than the limitation or segregation of the liabilities of Tenant, and provided further that in any of the foregoing events described in (z) the Successor Entity to which this Lease is so assigned or which so sublets the Premises has a credit worthiness (e.g. net assets on a pro forma basis using generally accepted accounting principles consistently applied and using the most recent financial statements) which is the same or better than the Tenant as of the date of this Lease (the foregoing transferees pursuant to (y) and (z) referred to, individually or collectively, as a “Permitted Transferee”). Except in cases of statutory merger or a series reorganization, in which case the surviving entity in the merger or the series to which this Lease has been designated shall be liable as the Tenant under this Lease, Tenant shall continue to remain fully liable under this Lease, on a joint and several basis with the Permitted Transferee. If any parent, affiliate or subsidiary of Tenant to which this Lease is assigned or the Premises sublet (in whole or in part) under (y) above shall cease to be such a parent, affiliate or subsidiary, such cessation shall be considered an assignment or subletting requiring Landlord’s consent.

5.6.5

In the case of any assignment or subleasing as to which Landlord may consent (other than an assignment or subletting permitted under Section 5.6.4 above) such consent shall be upon the express and further condition, covenant and agreement, and Tenant hereby covenants and agrees that, in addition to the Annual Fixed Rent, Additional Rent and other charges to be paid pursuant to this Lease, fifty percent (50%) of the “Assignment/Sublease Profits” (hereinafter defined), if any, shall be paid to Landlord. The “Assignment/Sublease Profits” shall be the excess, if any, of (a) the “Assignment/Sublease Net Revenues” as hereinafter defined over (b) the Annual Fixed Rent and Additional Rent and other charges provided in this Lease (provided, however, that for the purpose of calculating the Assignment/Sublease Profits in the case of a sublease, appropriate prorations in the applicable Annual Fixed Rent, Additional Rent and other charges under this Lease shall be made based on the percentage of the Premises subleased and on the terms of the sublease). The “Assignment/Sublease Net Revenues” shall be the fixed rent, Additional Rent and all other charges and sums payable either initially or over the term of the sublease or assignment plus all other profits and increases to be derived by Tenant as a result of such subletting or assignment, less the reasonable costs of Tenant incurred in such subleasing or assignment (the definition of which shall be limited to brokerage commissions, legal fees, market rent concessions and other allowances and alteration allowances, in each case actually paid), as set forth in a statement certified by an appropriate officer of Tenant and delivered to Landlord within thirty (30) days of the full execution of the sublease or assignment document, amortized over the term of the sublease or assignment.

All payments of the Assignment/Sublease Profits due Landlord shall be made within fifteen (15) business days of receipt of same by Tenant.

5.6.6

(A)    It shall be a condition of the validity of any assignment or subletting consented to under Section 5.6.3 above, or any assignment or subletting of right under Section 5.6.4 above, that both Tenant (except in the event Tenant ceases to exist through a merger) and the assignee or sublessee enter into a separate written instrument directly with Landlord in a form and containing terms and provisions reasonably required by Landlord, including, without limitation, the agreement of the assignee or sublessee to be bound directly to Landlord for all the obligations of the Tenant under this Lease (including any amendments or extensions thereof), including, without limitation, the obligation (a) to pay the rent and other amounts provided for under this Lease (but in the case of a partial subletting pursuant to Section 5.6.4, such subtenant shall agree on a pro rata basis to be so bound), (b) to comply with the provisions of Sections 5.6 through 5.6.6 hereof and (c) to indemnify the “Landlord Parties” (as defined in Section 8.1(g)) as provided in Section 8.1 hereof. Such assignment or subletting shall not relieve the Tenant named herein of any of the obligations of the Tenant hereunder and Tenant shall remain fully and primarily liable therefor and the liability of Tenant and such assignee (or subtenant, as the case may be) shall be joint and several. Further, and notwithstanding the foregoing, the provisions hereof shall not constitute a recognition of the sublease or the subtenant thereunder, as the case may be, and at Landlord’s option, upon the termination or expiration of the Lease (whether such termination is based upon a cause beyond Tenant’s control, a default of Tenant, the agreement of Tenant and Landlord or any other reason), the sublease shall be terminated.

(B)    As Additional Rent, Tenant shall pay to Landlord as a fee for Landlord’s review of any proposed assignment or sublease requested by Tenant and the preparation of any associated documentation in connection therewith, within thirty (30) days after receipt of an invoice from Landlord, an amount equal to the reasonable out of pocket legal fees and other expenses incurred by Landlord in connection with any request by Tenant for consent to assignment or subletting, not to exceed $3,000 for any one transaction.

(C)    If this Lease be assigned, or if the Premises or any part thereof be sublet or occupied by anyone other than Tenant, Landlord may upon prior notice to Tenant, at any time and from time to time after the occurrence of an Event of Default by Tenant, collect rent and other charges from the assignee, sublessee or occupant and apply the net amount collected to the rent and other charges herein reserved, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of this covenant, or a waiver of the provisions of Sections 5.6 through 5.6.6 hereof, or the acceptance of the assignee, sublessee or occupant as a tenant or a release of Tenant from the further performance by Tenant of covenants on the part of Tenant herein contained, the Tenant herein named to remain primarily liable under this Lease.

(D)    The consent by Landlord to an assignment or subletting under Section 5.6.3 above, or the consummation of an assignment or subletting of right under Section 5.6.4 above, shall in no way be construed to relieve Tenant from obtaining the express consent in writing of Landlord to any further assignment or subletting, where such consent is required hereunder.

(E)    On or after the occurrence, and during the continuance, of an “Event of Default” (defined in Section 7.1), Landlord shall be entitled to one hundred percent (100%) of any Assignment/Sublease Profits.

(F)    Without limiting Tenant’s obligations under Section 5.12, Tenant shall be responsible, at Tenant’s sole cost and expense, for performing all work necessary to comply with Legal Requirements and Insurance Requirements in connection with any assignment or subletting hereunder including, without limitation, any work in connection with such assignment or subletting.

(E)    In addition to the other requirements set forth in this Lease and notwithstanding any other provision of this Lease, partial sublettings of the Premises shall only be permitted under the following terms and conditions: (i) the layout of both the subleased premises and the remainder of the Premises must comply with applicable Legal Requirements and be approved by Landlord, including, without limitation, all requirements concerning access and egress; (ii), in the event the subleased premises are separately physically demised from the remainder of the Premises, Tenant shall pay all costs of separately physically demising the subleased premises; and (iii) in no event may Tenant have more than two (2) sublettings in effect at any given time.

5.7	Right of Entry

Landlord, and its duly authorized representatives, shall, upon reasonable prior notice of at least twenty-four (24) hours (except in the case of emergency, in which case no notice shall be required), have the right to enter the Premises (i) for the purposes of inspecting the condition of same and making such repairs, alterations, additions or improvements thereto as may be reasonably necessary if Tenant fails to do so as required hereunder (but the Landlord shall have no duty whatsoever to make any such inspections, repairs, alterations, additions or improvements except as otherwise provided in Sections 3.1, 4.1 and Exhibit B-1), (ii) to show and market the Premises to prospective tenants from and after such time as Tenant’s extension option has lapsed unexercised or, in the event Tenant has no extension option, during the twelve (12) months preceding expiration of the term of this Lease, and (iii) to show the Premises to prospective purchasers and mortgagees.

Notwithstanding anything to the contrary set forth above, Tenant may designate certain areas of the Premises as “Secured Areas” should Tenant require such areas for the purpose of securing certain valuable property or confidential information. Landlord may not enter such Secured Areas except in the case of an emergency or in the event of a Landlord inspection (it being understood and agreed that prior to commencing any non-emergency inspection of the Secured Areas, Landlord shall be required to demonstrate reasonable grounds therefor), in which latter case Landlord shall provide Tenant with two (2) business days’ prior written notice of the specific date and time of such Landlord inspection. If Tenant does designate any such Secured Areas as aforesaid, Landlord shall have no responsibility under this Lease for the provision of any services (other than utility services for which Landlord is responsible under this Lease) to such Secured Areas (including, without limitation, the non-utility services described in Section 4.1 above).

5.8	Floor Load; Prevention of Vibration and Noise

Not to place a load upon the Premises exceeding an average rate of 70 pounds of live load per square foot of floor area (partitions shall be considered as part of the live load); and not to move any safe, vault or other heavy equipment in, about or out of the Premises except in such manner and at such time as Landlord shall in each instance authorize; Tenant’s business machines and mechanical equipment which cause vibration or noise that may be transmitted to the Building structure or to any other space in the Building shall be so installed, maintained and used by Tenant so as to eliminate such vibration or noise.

5.9	Personal Property Taxes

To pay promptly when due all taxes which may be imposed upon “Tenant’s Property” (as defined in Section 8.4 hereof) in the Premises to whomever assessed.

5.10	Compliance with Laws

To comply with all applicable Legal Requirements now or hereafter in force which shall impose a duty on Landlord or Tenant relating to or as a result of the particular manner of use or occupancy of the Premises by Tenant or any alterations or improvements performed by Tenant; provided that Tenant shall not be required to make any alterations or additions to the structure, roof, exterior and load bearing walls, foundation, structural floor slabs and other structural elements of the Building or other portions of the Building outside of the Premises unless the same are required by such Legal Requirements as a result of or in connection with (i) Tenant’s use or occupancy of the Premises beyond Normal Use of the Premises (as hereinafter defined) or (ii) Tenant’s alterations (including Tenant’s Work). The term “Normal Use of the Premises” shall refer to general office use only; provided, however, that if Landlord converts the Building to a laboratory building, then from and after such conversion, such term shall refer to general office, laboratory and research and development use. Tenant shall promptly pay all fines, penalties and damages that may arise out of or be imposed because of its failure to comply with the provisions of this Section 5.10.

5.11	Payment of Litigation Expenses

As Additional Rent, to pay all reasonable costs, counsel and other fees incurred by Landlord in connection with the successful enforcement by Landlord of any obligations of Tenant under this Lease or in connection with any bankruptcy case involving Tenant (Landlord hereby similarly agreeing to pay all reasonable third party costs, counsel or other fees incurred by Tenant in connection with the successful enforcement by Tenant of any obligations of Landlord under this Lease or in connection with any bankruptcy case involving Landlord).

5.12	Alterations

A.    Tenant shall not make alterations and additions to the Premises except in accordance with plans and specifications therefor first approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Without limiting the foregoing standard, with respect to any proposed alterations impacting the base building elements of the Building, Landlord shall not be deemed to be unreasonably withholding its consent to such a proposed alterations if the same would (i) increase Landlord’s ongoing maintenance and repair costs or

(ii) be incompatible with or otherwise negatively impact such base building elements. However, Landlord’s determination of matters relating to aesthetic issues relating to alterations, additions or improvements which are visible outside the Premises (including, without limitation, from common lobbies within the Building) shall be in Landlord’s reasonable discretion. Without limiting such standard Landlord shall not be deemed unreasonable for withholding approval of any alterations or additions (including, without limitation, any alterations or additions to be performed by Tenant under Article III) which (a) in Landlord’s reasonable opinion will materially adversely affect any structural or exterior element of the Building, any area or element outside of the Premises, or any facility or base building mechanical system serving any area of the Building outside of the Premises, or (b) involve or affect the exterior design, size, height, or other exterior dimensions of the Building or (c) will require unusual expense to readapt the Premises to normal office use on Lease termination or expiration or increase the cost of construction or of insurance or taxes on the Building or of the services called for by Section 4.1 unless Tenant first gives assurance acceptable to Landlord for payment of such increased cost and that such readaptation will be made prior to such termination or expiration without expense to Landlord, (d) enlarge the Rentable Floor Area of the Premises, or (e) are inconsistent, in Landlord’s reasonable judgment, with alterations satisfying Landlord’s standards for new alterations in the Building. Landlord’s review and approval of any such plans and specifications and consent to perform work described therein shall not be deemed an agreement by Landlord that such plans, specifications and work conform with applicable Legal Requirements and requirements of insurers of the Building and the other requirements of this Lease with respect to Tenant’s insurance obligations (herein called “Insurance Requirements”) nor deemed a waiver of Tenant’s obligations under this Lease with respect to applicable Legal Requirements and Insurance Requirements nor impose any liability or obligation upon Landlord with respect to the completeness, design sufficiency or compliance of such plans, specifications and work with applicable Legal Requirements and Insurance Requirements nor give right to any other parties. Further, Tenant acknowledges that Tenant is acting for its own benefit and account, and that Tenant shall not be acting as Landlord’s agent in performing any work in the Premises, accordingly, no contractor, subcontractor or supplier shall have a right to lien Landlord’s interest in the Property in connection with any such work. Within thirty (30) days after receipt of an invoice from Landlord, Tenant shall pay to Landlord as a fee for Landlord’s review of any work or plans (excluding any review respecting initial improvements performed pursuant to Article III hereof for which a fee has previously been paid but including any review of plans or work relating to any assignment or subletting), as Additional Rent, an amount equal to all reasonable third party expenses incurred by Landlord to review Tenant’s plans and Tenant’s work. All alterations and additions shall be part of the Building unless and until Landlord shall specify the same for removal pursuant to Section 5.2. All of Tenant’s alterations and additions and installation of furnishings shall be coordinated with any work being performed by Landlord and in such manner as to maintain harmonious labor relations and not to damage the Buildings or Site or interfere with construction or operation of the Buildings and other improvements to the Site and, except for installation of furnishings, shall be performed by Landlord’s general contractor or by contractors or workers first approved by Landlord, which shall not be unreasonably withheld, conditioned or delayed. Except for work by Landlord’s general contractor, Tenant, before its work is started, shall secure all licenses and permits necessary therefor; deliver to Landlord a statement of the names of all its contractors and subcontractors and the estimated cost of all labor and material to be furnished by them and security satisfactory to Landlord protecting Landlord against liens arising out of the furnishing of such labor and material; and cause each contractor to carry insurance in accordance with Section 8.14 herein and to deliver to Landlord certificates of all such insurance. Except with respect to purely cosmetic work, such as floor and wall coverings, Tenant shall also prepare and submit to Landlord a set of as-built plans, in both print and electronic forms, showing such work performed by Tenant to the Premises promptly after any such alterations, improvements or installations are substantially complete and promptly after any wiring or cabling for Tenant’s computer, telephone and other communications systems is installed by Tenant or Tenant’s contractor. Without limiting any of Tenant’s obligations hereunder, Tenant shall be responsible, as Additional Rent, for the costs of any alterations, additions or improvements in or to the Building that are required in order to comply with Legal Requirements as a result of any work performed by Tenant. Landlord shall have the right to provide such rules and regulations relative to the performance of any alterations, additions, improvements and installations by Tenant hereunder and Tenant shall abide by all such reasonable rules and regulations of which Tenant has received advance written notice (Tenant hereby acknowledging that it has received such rules and regulations in effect as of the date hereof) and shall cause all of its contractors to so abide including, without limitation, payment for the costs of using Building services. Tenant agrees to pay promptly when due the entire cost of any work done on the Premises by Tenant, its agents, employees, or independent contractors, and not to cause or permit any liens for labor or materials performed or furnished in connection therewith to attach to the Premises or the Buildings or the Site and immediately to discharge any such liens which may so attach. Tenant shall pay, as Additional Rent, 100% of any real estate taxes on the Property which shall, at any time after commencement of the Term, be expressly assessed by the taxing authority upon from any alteration, addition or improvement to the Premises made by Tenant. Tenant acknowledges and agrees that Landlord shall be the owner of any additions, alterations and improvements in the Premises or the Building to the extent paid for by Landlord.

B.    Notwithstanding the terms of Section 5.12(A), Tenant shall have the right, without obtaining the prior consent of Landlord, to make alterations, additions or improvements to the Premises where:s

(i) the same are within the interior of the Premises within the Building, and do not affect the exterior of the Premises and the Building (including no signs on windows);

(ii) the same do not affect the roof, any structural element of the Building, the mechanical, electrical, plumbing, heating, ventilating, air conditioning and fire protection systems of the Building;

(iii) the cost of any individual alteration, addition or improvements shall not exceed $100,000.00; and

(iv) Tenant shall comply with the provisions of this Lease and if such work increases the cost of insurance or taxes or of services, Tenant shall pay for any such increase in cost; provided, however, that Tenant shall, within ten (10) days prior to the making of such changes, send to Landlord plans and specifications describing the same in reasonable detail. Tenant shall not be required to remove any alterations, additions or improvements for which Landlord’s consent is not required under this Section 5.16(B).

5.13	Vendors

Any vendors engaged by Tenant to perform services in or to the Premises including, without limitation, janitorial contractors and moving contractors shall be coordinated with any work being performed by or for Landlord and in such manner as to maintain harmonious labor relations and not to damage the Building or the Property or interfere with Building construction or operation and shall be performed by vendors first approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.

5.14	OFAC

As an inducement to Landlord to enter into this Lease, Tenant hereby represents and warrants that: (i) Tenant is not, nor is fifty percent (50%) or more of Tenant owned or controlled directly or indirectly by, any person, group, entity or nation named on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control of the United States Treasury (“OFAC”) (any such person, group, entity or nation being hereinafter referred to as a “Prohibited Person”); (ii) Tenant is not (nor is fifty percent (50%) or more of Tenant owned, controlled, directly or indirectly, by any person, group, entity or nation which is) acting directly or indirectly for or on behalf of any Prohibited Person; and (iii) Tenant (and any person, group, or entity which Tenant controls, directly or indirectly) has not conducted nor will conduct business nor has engaged nor will engage in any transaction or dealing with any Prohibited Person that either may cause or causes Landlord to be in violation of any OFAC rule or regulation, including without limitation any assignment of this Lease or any subletting of all or any portion of the Premises. In connection with the foregoing, it is expressly understood and agreed that (x) any breach by Tenant of the foregoing representations and warranties shall be deemed an immediate Event of Default by Tenant under Section 7.1 of this Lease (without the benefit of notice or grace) and shall be covered by the indemnity provisions of Section 8.1 below, and (y) the representations and warranties contained in this subsection shall be continuing in nature and shall survive the expiration or earlier termination of this Lease.

ARTICLE VI

Casualty and Taking

6.1	Damage Resulting from Casualty

In case the Building or the Site are damaged by fire or casualty and such fire or casualty damage cannot, in the ordinary course, reasonably be expected to be repaired within two hundred ten (210) days from the time that repair work would commence, Landlord may, at its election, terminate this Lease by notice given to Tenant within thirty (30) days after Landlord’s delivery to Tenant of Landlord’s estimate of restoration, specifying the effective date of termination. The effective date of termination specified by Landlord shall not be less than thirty (30) days nor more than forty-five (45) days after the date of notice of such termination.

In case during the Lease Term, the Premises are damaged by fire or casualty and such fire or casualty damage cannot, in the ordinary course, reasonably be expected to be repaired within two hundred ten (210) days (and/or as to special work or work which requires long lead time then if such work cannot reasonably be expected to be repaired within such additional time as is reasonable under the circumstances given the nature of the work) from the time that repair work would commence, Tenant may, at its election, terminate this Lease by notice given to Landlord within thirty (30) days after receipt of Landlord’s estimate of restoration, specifying the effective date of termination. The effective date of termination specified by Tenant shall be not less than thirty (30) days nor more than forty-five (45) days after the date of notice of such termination.

Not later than thirty (30) days after the occurrence of any casualty damage to the Building, Landlord shall cause a reputable, independent contractor, engineer, insurance adjuster or other qualified professional to prepare an estimate of the time that would be required to restore the Building as required by this Article VI, which estimate shall be delivered to Landlord and Tenant within such 30-day period. Such estimate shall provide the basis for the termination rights, if any, of Landlord and Tenant under the preceding two paragraphs.

Unless terminated pursuant to the foregoing provisions, this Lease shall remain in full force and effect following any such damage subject, however, to the following provisions.

If the Building or the Site or any part thereof are damaged by fire or other casualty and this Lease is not so terminated, or Landlord or Tenant have no right to terminate this Lease, and in any such case the holder of any mortgage which includes the Building as a part of the mortgaged premises or any ground lessor of any ground lease which includes the Site as part of the demised premises allows the net insurance proceeds to be applied to the restoration of the Building (and/or the Site), Landlord promptly after such damage and the determination of the net amount of insurance proceeds available shall use due diligence to restore the Premises and the Building in the event of damage thereto (excluding “Tenant’s Property” (as defined in Section 8.4 hereof), except as expressly provided in the immediately following paragraph of this Section 6.1) into proper condition for use and occupation and a just proportion of the Annual Fixed Rent, Tenant’s share of Operating Costs and Tenant’s share of real estate taxes and other Additional Rent according to the nature and extent of the injury to the Premises shall be abated until the Premises shall have been put by Landlord substantially into such condition except for punch list items and long lead items. Notwithstanding anything herein contained to the contrary, Landlord shall not be obligated to expend for such repair and restoration any amount in excess of the net insurance proceeds.

Notwithstanding the foregoing, if Landlord is proceeding with the restoration of the Building and the Premises in accordance with the previous paragraph, Landlord shall also restore any alterations, additions or improvements within the Premises that are part of Tenant’s Property (x) which have previously been approved by Landlord in accordance with the terms and provisions of this Lease or which are existing in the Premises as of the date of this Lease, and (y) with respect to which Tenant has carried “all risk” insurance covering the loss or damage in accordance with Section 8.4 below and pays the proceeds of such insurance (or an amount equivalent thereto) to Landlord within five (5) business days following Landlord’s written request); provided, however, that in no event shall Landlord be required to fund any insufficiency in the insurance proceeds (or equivalent amount) provided by Tenant with respect to such loss or damage (or to fund any of the costs of restoration in the absence of any payment by Tenant).

If neither party has previously terminated this Lease and such restoration is not completed within ten (10) months from the date of the casualty or taking, such period to be subject, however, to extension where the delay in completion of such work is due to Force Majeure, as defined hereinbelow (but in no event beyond fifteen (15) months from the date of the casualty or taking), Tenant, as its sole and exclusive remedy, shall have the right to terminate this Lease at any time after the expiration of such one-year (as extended) period until the restoration is substantially completed, such termination to take effect as of the thirtieth (30th) day after the date of receipt by Landlord of Tenant’s notice, with the same force and effect as if such date were the date originally established as the expiration date hereof unless, within thirty (30) days after Landlord’s receipt of Tenant’s notice, such restoration is substantially completed, in which case Tenant’s notice of termination shall be of no force and effect and this Lease and the Lease Term shall continue in full force and effect. When used herein, “Force Majeure” shall mean any prevention, delay or stoppage due to governmental regulation, strikes, lockouts, acts of God, acts of war, terrorists acts, civil commotions, unusual scarcity of or inability to obtain labor or materials, labor difficulties, fire or other casualty or other causes reasonably beyond Landlord’s control or attributable to Tenant’s action or inaction.

Prior to Landlord commencing any restoration work required under this Section 6.1, Tenant shall obtain from all applicable governmental authorities all licenses, permits, and approvals that may be required to permit Landlord to enter the Premises and/or to commence any restoration work therein (collectively referred to herein as “Hazardous Materials Clearances”). Notwithstanding any provision contained herein to the contrary, if any Hazardous Materials Clearances are required, then any abatement of Annual Fixed Rent, Tenant’s share of Operating Costs and Tenant’s share of real estate taxes provided under this Lease in connection with a fire or other casualty shall accrue only from and after the date on which Tenant obtains such Hazardous Materials Clearances.

6.2	Uninsured Casualty

Notwithstanding anything to the contrary contained in this Lease, if the Building or the Premises shall be substantially damaged by fire or casualty as the result of a risk not covered by the forms of casualty insurance at the time maintained by Landlord or required to be maintained by Landlord hereunder and such fire or casualty damage cannot, in the ordinary course, reasonably be expected to be repaired within ninety (90) days from the time that repair work would commence, Landlord may, at its election, terminate the Term of this Lease by notice to the Tenant given within sixty (60) days after such loss. If Landlord shall give such notice, then this Lease shall terminate as of the date of such notice with the same force and effect as if such date were the date originally established as the expiration date hereof.

6.3	Rights of Termination for Taking

If the entire Building, or such portion of the Premises as to render the balance (if reconstructed to the maximum extent practicable in the circumstances) unsuitable for Tenant’s purposes in Tenant’s reasonable business judgment, shall be taken by condemnation or right of eminent domain, Landlord or Tenant shall have the right to terminate this Lease by notice to the other of its desire to do so, provided that such notice is given not later than thirty (30) days after Tenant has been deprived of possession. If either party shall give such notice, then this Lease shall terminate as of the date that Tenant is deprived of possession with the same force and effect as if such date were the date originally established as the expiration date hereof.

Further, (x) the entire Building shall be taken or (y) if so much of the Building shall be so taken that continued operation of the Building would be uneconomic as a result of the taking, Landlord shall have the right to terminate this Lease by giving notice to Tenant of Landlord’s desire to do so not later than thirty (30) days after Tenant has been deprived of possession of the Premises (or such portion thereof as may be taken). If Landlord shall give such notice, then this Lease shall terminate as of the date that Tenant is deprived of possession with the same force and effect as if such date were the date originally established as the expiration date hereof.

Should any part of the Premises be so taken or condemned during the Lease Term hereof, and should this Lease not be terminated in accordance with the foregoing provisions, and the holder of any mortgage which includes the Premises as part of the mortgaged premises or any ground lessor of any ground lease which includes the Site as part of the demised premises allows the net condemnation proceeds to be applied to the restoration of the Building, Landlord agrees that after the determination of the net amount of condemnation proceeds available to Landlord, Landlord shall use due diligence to put what may remain of the Premises into proper condition for use and occupation as nearly like the condition of the Premises prior to such taking as shall be practicable (excluding Tenant’s Property). Notwithstanding the foregoing, Landlord shall not be obligated to expend for such repair and restoration any amount in excess of the net condemnation proceeds made available to it.

If the Premises shall be affected by any exercise of the power of eminent domain, then the Annual Fixed Rent, Tenant’s share of operating costs and Tenant’s share of real estate taxes shall be justly and equitably abated and reduced according to the nature and extent of the loss of use thereof suffered by Tenant; and in case of a taking which permanently reduces the Rentable Floor Area of the Premises, a just proportion of the Annual Fixed Rent, Tenant’s share of operating costs and Tenant’s share of real estate taxes shall be abated for the remainder of the Lease Term.

6.4	Award

Landlord shall have and hereby reserves to itself any and all rights to receive awards made for damages to the Premises, the Buildings, the Property and the Site and the leasehold hereby created, or any one or more of them, accruing by reason of exercise of eminent domain or by reason of anything lawfully done in pursuance of public or other authority. Tenant hereby grants, releases and assigns to Landlord all Tenant’s rights to such awards, and covenants to execute and deliver such further assignments and assurances thereof as Landlord may from time to time request.

Nothing contained herein shall be construed to prevent Tenant from prosecuting in any condemnation proceeding a claim for the value of any of Tenant’s usual trade fixtures installed in the Premises by Tenant at Tenant’s expense and for relocation and moving expenses, provided that such action and any resulting award shall not affect or diminish the amount of compensation otherwise recoverable by Landlord from the taking authority.

ARTICLE VII

Default

7.1	Tenant’s Default

(a)     If at any time subsequent to the date of this Lease any one or more of the following events (herein sometimes called an “Event of Default”) shall occur:

(i)

Tenant shall fail to pay the fixed rent, Additional Rent or other charges for which provision is made herein on or before the date on which the same become due and payable, and the same continues for five (5) business days after notice from Landlord to Tenant thereof; or

(ii)

Landlord having rightfully given the notice specified in subdivision (i) above twice in any calendar year, Tenant shall thereafter in the same calendar year fail to pay the fixed rent, Additional Rent or other charges on or before the date on which the same become due and payable; or

(iii)	Tenant shall assign its interest in this Lease or sublet any portion of the Premises in violation of the requirements of Sections 5.6 through 5.6.6 of this Lease; or

(iv)	Tenant shall fail to maintain the general liability insurance required under this Lease, and the same continues for five (5) business days after notice from Landlord to Tenant thereof; or

(v)

Tenant shall neglect or fail to perform or observe any other covenant herein contained on Tenant’s part to be performed or observed and Tenant shall fail to remedy the same within thirty (30) days after notice to Tenant specifying such neglect or failure, or if such failure is of such a nature that Tenant cannot reasonably remedy the same within such thirty (30) day period, Tenant shall fail to commence promptly to remedy the same and to prosecute such remedy to completion with diligence and continuity; or

(vi)	Tenant’s leasehold interest in the Premises shall be taken on execution or by other process of law directed against Tenant; or

(vii)

Tenant shall make an assignment for the benefit of creditors or shall file a voluntary petition in bankruptcy or shall be adjudicated bankrupt or insolvent, or shall file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future federal, state or other statute, law or regulation for the relief of debtors, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of Tenant or of all or any substantial part of its properties, or shall admit in writing its inability to pay its debts generally as they become due; or

(viii)

A petition shall be filed against Tenant in bankruptcy or under any other law seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future Federal, State or other statute, law or regulation and shall remain undismissed or unstayed for an aggregate of sixty (60) days (whether or not consecutive), or if any debtor in possession (whether or not Tenant) trustee, receiver or liquidator of Tenant or of all or any substantial part of its properties or of the Premises shall be appointed without the consent or acquiescence of Tenant and such appointment shall remain unvacated or unstayed for an aggregate of sixty (60) days (whether or not consecutive) then, and in any of said cases (notwithstanding any license of a former breach of covenant or waiver of the benefit hereof or consent in a former instance).

Landlord lawfully may, immediately or at any time thereafter, and without demand or further notice terminate this Lease by notice to Tenant, specifying a date not less than ten (10) days after the giving of such notice on which this Lease shall terminate, and this Lease shall come to an end on the date specified therein as fully and completely as if such date were the date herein originally fixed for the expiration of the Lease Term (Tenant hereby waiving any rights of redemption), and Tenant will then quit and surrender the Premises to Landlord, but Tenant shall remain liable as hereinafter provided.

(b)

If this Lease shall have been terminated as provided in this Article, then Landlord may, without notice, re- enter the Premises, either by force, summary proceedings, ejectment or otherwise, and remove and dispossess Tenant and all other persons and any and all property from the same, as if this Lease had not been made, and Tenant hereby waives the service of notice of intention to re-enter or to institute legal proceedings to that end.

(c)

In the event that this Lease is terminated under any of the provisions contained in Section 7.1 (a) or shall be otherwise terminated by breach of any obligation of Tenant, Tenant covenants and agrees forthwith to pay and be liable for, on the days originally fixed herein for the payment thereof, amounts equal to the several installments of rent and other charges reserved as they would, under the terms of this Lease, become due if this Lease had not been terminated or if Landlord had not entered or re-entered, as aforesaid, and whether the Premises be relet or remain vacant, in whole or in part, or for a period less than the remainder of the Term, and for the whole thereof, but in the event the Premises be relet by Landlord, Tenant shall be entitled to a credit in the net amount of rent and other charges received by Landlord in reletting, after deduction of all reasonable out of pocket expenses incurred in reletting the Premises (including, without limitation, remodeling costs, brokerage fees and the like), and in collecting the rent in connection therewith, in the following manner:

Amounts received by Landlord after reletting shall first be applied against such Landlord’s expenses, until the same are recovered, and until such recovery, Tenant shall pay, as of each day when a payment would fall due under this Lease, the amount which Tenant is obligated to pay under the terms of this Lease (Tenant’s liability prior to any such reletting and such recovery not in any way to be diminished as a result of the fact that such reletting might be for a rent higher than the rent provided for in this Lease); when and if such expenses have been completely recovered, the amounts received from reletting by Landlord as have not previously been applied shall be credited against Tenant’s obligations as of each day when a payment would fall due under this Lease, and only the net amount thereof shall be payable by Tenant. Further, amounts received by Landlord from such reletting for any period shall be credited only against obligations of Tenant allocable to such period, and shall not be credited against obligations of Tenant hereunder accruing subsequent or prior to such period; nor shall any credit of any kind be due for any period after the date when the term of this Lease is scheduled to expire according to its terms.

Landlord agrees to use reasonable efforts to relet the Premises after Tenant vacates the same in the event this Lease is terminated based upon an Event of Default by Tenant hereunder. The marketing of the Premises in a manner similar to the manner in which Landlord markets other premises within Landlord’s control within the Building shall be deemed to have satisfied Landlord’s obligation to use “reasonable efforts” hereunder. In no event shall Landlord be required to (i) solicit or entertain negotiations with any other prospective tenant for the Premises until Landlord obtains full and complete possession of the Premises (including, without limitation, the final and unappealable legal right to relet the Premises free of any claim of Tenant), (ii) relet the Premises before leasing other vacant space in the Building, or (iii) lease the Premises for a rental less than the current fair market rent then prevailing for similar office space in the Building.

(d)

(i)    In the alternative, Landlord may elect, by notice given to Tenant at any time after such termination and whether or not Landlord shall have collected any damages under subsection (c) above, but as final damages and in lieu of all other damages beyond the date of such notice, to require Tenant to pay such a sum as at the time of the giving of such notice represents the amount of the excess, if any, of (a) the discounted present value, at a discount rate of 6%, of the total rent and other charges which would have been payable by Tenant under this Lease from the date of such notice for what would be the then unexpired Lease Term if the Lease terms had been fully complied with by Tenant over and above (b) the discounted present value, at a discount rate of 6%, of the total rent and other charges that would be received by Landlord if the Premises were re-leased at the time of such notice for the remainder of the Lease Term at the fair market value (including provisions regarding periodic increases in rent if such are applicable) prevailing at the time of such notice as reasonably determined by Landlord, plus all expenses which Landlord may have incurred with respect to the collection of such damages.

(ii)    For the purposes of this Article, if Landlord elects to require Tenant to pay damages in accordance with the immediately preceding paragraph, the total rent shall be computed by assuming that Tenant’s share of excess taxes, Tenant’s share of excess operating costs and Tenant’s share of excess electrical costs would be, for the balance of the unexpired Term from the date of such notice, the amount thereof (if any) for the immediately preceding annual period payable by Tenant to Landlord.

(e)

In case of any Event of Default and re-entry, dispossession by summary proceedings or otherwise, Landlord may (i) re-let the Premises or any part or parts thereof, either in the name of Landlord or otherwise, for a term or terms which may at Landlord’s option be equal to or less than or exceed the period which would otherwise have constituted the balance of the Term of this Lease and may grant concessions, abatements or free rent to the extent that Landlord reasonably considers advisable or necessary to re-let the same and (ii) may make such alterations, repairs and decorations in the Premises as Landlord in its sole but reasonable judgment considers advisable or necessary for the purpose of reletting the Premises; and the making of such alterations, repairs and decorations shall not operate or be construed to release Tenant from liability hereunder as aforesaid. Landlord shall in no event be liable in any way whatsoever for failure to re-let the Premises, or, in the event that the Premises are re-let, for failure to collect the rent under re-letting. Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Tenant being evicted or dispossessed, or in the event of Landlord obtaining possession of the Premises, by reason of the violation by Tenant of any of the covenants and conditions of this Lease.

(f)

The specified remedies to which Landlord may resort hereunder are not intended to be exclusive of any remedies or means of redress to which Landlord may at any time be entitled lawfully, and Landlord may invoke any remedy (including the remedy of specific performance) allowed at law or in equity as if specific remedies were not herein provided for. Further, nothing contained in this Lease shall limit or prejudice the right of Landlord to prove for and obtain in proceedings for bankruptcy or insolvency by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater, equal to, or less than the amount of the loss or damages referred to above.

7.2	Landlord’s Default

Landlord shall in no event be in default in the performance of any of Landlord’s obligations hereunder unless and until Landlord shall have failed to perform such obligations within thirty (30) days, after notice by Tenant to Landlord specifying wherein Landlord has failed to perform any such obligation, or, if such failure is of the nature that Landlord cannot reasonably remedy the same within such thirty (30) day period, Landlord shall fail to commence promptly to remedy the same within such thirty-day period and prosecute such remedy to completion with diligence. The Tenant shall not assert any right to deduct the cost of repairs or any monetary claim against the Landlord from rent thereafter due and payable, but shall look solely to the Landlord for satisfaction of such claim.

ARTICLE VIII

Insurance and Indemnity

8.1	Tenant’s Indemnity

(a)

Indemnity. To the fullest extent permitted by law, Tenant waives any right to contribution against the Landlord Parties (as hereinafter defined) and agrees to indemnify and save harmless the Landlord Parties from and against all claims of whatever nature by a third party arising from or claimed to have arisen from (i) any act, omission or negligence of the Tenant Parties (as hereinafter defined); (ii) any accident, injury or damage whatsoever caused to any person, or to the property of any person, occurring in or about the Premises from the earlier of (A) the date on which any Tenant Party first enters the Premises for any reason or (B) the Phase I Commencement Date, and thereafter throughout and until the end of the Lease Term, and after the end of the Lease Term for so long after the end of the Lease Term as Tenant or anyone acting by, through or under Tenant is in occupancy of any part of the Premises or any portion thereof; (iii) any accident, injury or damage whatsoever occurring outside the Premises but within the Building, or on common areas within the Office Park, where such accident, injury or damage results, or is claimed to have resulted, from any negligence or willful misconduct on the part of any of the Tenant Parties; or (iv) any breach of this Lease by Tenant. Tenant shall pay such indemnified amounts as they are incurred by the Landlord Parties. This indemnification shall not be construed to deny or reduce any other rights or obligations of indemnity that any of the Landlord Parties may have under this Lease. The indemnification rights of Landlord Parties provided in this Lease are their exclusive indemnification rights with respect to this Lease. Landlord Parties waive any additional rights to indemnification they may have against Tenant Parties with respect to this Lease under common law. Notwithstanding anything contained herein to the contrary, Tenant shall not be obligated to indemnify a Landlord Party for any claims to the extent that such Landlord Party’s damages in fact result from matters included in Landlord’s indemnity in Section 8.1.1 of this Article.

(b)

Breach. In the event that Tenant breaches any of its indemnity obligations hereunder: (i) Tenant shall pay to the Landlord Parties all liabilities, loss, cost, or expense (including reasonable attorneys’ fees) incurred as a result of said breach; and (ii) the Landlord Parties may deduct and offset from any amounts due to Tenant under this Lease any amounts owed by Tenant pursuant to this Section 8.1(b).

(c)

No limitation. The indemnification obligations under this Section 8.1 shall not be limited in any way by any limitation on the amount or type of damages, compensation or benefits payable by or for Tenant or any subtenant or other occupant of the Premises under workers’ compensation acts, disability benefit acts, or other employee benefit acts. Tenant waives any immunity from or limitation on its indemnity or contribution liability to the Landlord Parties based upon such acts.

(d)

Subtenants and other occupants. Tenant shall require its subtenants and other occupants of the Premises to provide similar indemnities to the Landlord Parties in a form reasonably acceptable to Landlord.

(e)	Survival. The terms of this Section 8.1 shall survive any termination or expiration of this Lease.

(f)

Costs. The foregoing indemnity and hold harmless agreement shall include indemnity for all costs, expenses and liabilities (including, without limitation, attorneys’ fees and disbursements) incurred by the Landlord Parties in connection with any such claim or any action or proceeding brought thereon, and the defense thereof. In addition, in the event that any action or proceeding shall be brought against one or more Landlord Parties by reason of any such claim, Tenant, upon request from the Landlord Party, shall resist and defend such action or proceeding on behalf of the Landlord Party by counsel appointed by Tenant’s insurer (if such claim is covered by insurance without reservation) or otherwise by counsel reasonably satisfactory to the Landlord Party. The Landlord Parties shall not be bound by any compromise or settlement of any such claim, action or proceeding without the prior written consent of such Landlord Parties, which consent shall not be unreasonably withheld, conditioned or delayed.

(g)

Landlord Parties and Tenant Parties. The term “Landlord Party” or “Landlord Parties” shall mean Landlord, any affiliate of Landlord, Landlord’s managing agents for the Building, each mortgagee (if any), each ground lessor (if any), and each of their respective partners, officers, shareholders, directors, members, trustees, beneficiaries, servants, employees, principals, contractors, licensees, agents or representatives. For the purposes of this Lease, the term “Tenant Party” or “Tenant Parties” shall mean Tenant, any affiliate of Tenant, any permitted subtenant or any other permitted occupant of the Premises, and each of their respective partners, officers, shareholders, directors, members, trustees, beneficiaries, servants, employees, principals, contractors, licensees, agents, invitees or representatives.

8.1.1

Landlord’s Indemnity. Subject to the limitations in Section 9.3 and in Section 8.2 and Section 8.13 of this Article, and to the extent not resulting from any act, omission, fault, negligence or misconduct of Tenant or its contractors, licensees, invitees, agents, servants or employees, Landlord waives its right to contribution and agrees to indemnify and save harmless Tenant from and against any claim by a third party arising from any injury to any person occurring in the Premises or in the Office Park after the date that possession of the Premises is first delivered to Tenant and until the expiration or earlier termination of the Lease Term, to the extent such injury results from the negligence or willful misconduct of Landlord or Landlord Parties, or from any breach or default by Landlord in the performance or observance of its covenants or obligations under this Lease; provided, however, that in no event shall the aforesaid indemnity render Landlord responsible or liable for any loss or damage to fixtures, personal property or other property of Tenant, and Landlord shall in no event be liable for any indirect or consequential damages. Tenant shall provide notice of any such third party claim to Landlord as soon as practicable. Landlord shall have the right, but not the duty, to defend the claim. The provisions of this Section shall not be applicable to the holder of any mortgage now or hereafter on the Property or Building (whether or not such holder shall be a mortgagee in possession of or shall have exercised any rights under a conditional, collateral or other assignment of leases and/or rents respecting the Property or Building), except to the extent of liability insurance maintained by such holder. The indemnification rights of Tenant provided in this Lease are its exclusive indemnification rights with respect to this Lease. Tenant waives any additional rights to indemnification it may have against Landlord Parties with respect to this Lease under common law.

8.2	Tenant’s Risk

Tenant agrees to use and occupy the Premises, and to use such other portions of the Building and the Office Park as Tenant is given the right to use by this Lease at Tenant’s own risk. The Landlord Parties shall not be liable to the Tenant Parties for any damage, injury, loss, compensation, or claim (including, but not limited to, claims for the interruption of or loss to a Tenant Party’s business) based on, arising out of or resulting from any cause whatsoever, including, but not limited to, repairs to any portion of the Premises or the Building or the Office Park, any fire, robbery, theft, mysterious disappearance, or any other crime or casualty, any cyber attack affecting the Building, systems or any computer systems in the Premises, the actions of any other tenants of the Building or of any other person or persons, or any leakage in any part or portion of the Premises or the Building or the Office Park, or from water, rain or snow that may leak into, or flow from any part of the Premises or the Building or the Office Park, or from drains, pipes or plumbing fixtures in the Building or the Office Park. Any goods, property or personal effects stored or placed in or about the Premises shall be at the sole risk of the Tenant Party, and neither the Landlord Parties nor their insurers shall in any manner be held responsible therefor. The Landlord Parties shall not be responsible or liable to a Tenant Party, or to those claiming by, through or under a Tenant Party, for any loss or damage that may be occasioned by or through the acts or omissions of persons occupying adjoining premises or any part of the premises adjacent to or connecting with the Premises or any part of the Building or otherwise. The provisions of this section shall be applicable to the fullest extent permitted by law, and until the expiration or earlier termination of the Lease Term, and during such further period as Tenant or anyone acting by, through or under Tenant is in occupancy of any part of the Premises or of the Building. Notwithstanding anything contained herein to the contrary, the provisions of this Section 8.2 shall not apply to the extent of Landlord’s negligence.

8.3	Tenant’s Commercial General Liability Insurance

Tenant agrees to maintain in full force on or before the earlier of the Phase I Commencement Date, and thereafter throughout and until the end of the Lease Term, and after the end of the Lease Term for so long as any of Tenant’s Property remains on the Premises, or Tenant or anyone acting by, through or under Tenant is in occupancy of any part of the Premises or any portion thereof, a policy of commercial general liability insurance, on an occurrence basis, issued on a form at least as broad as Insurance Services Office (“ISO”) Commercial General Liability Coverage “occurrence” form CG 00 01 10 01 or another Commercial General Liability “occurrence” form providing equivalent coverage. Such insurance shall include contractual liability coverage, specifically covering but not limited to the indemnification obligations undertaken by Tenant in this Lease. The minimum limits of liability of such insurance shall be $5,000,000.00 per occurrence, which may be satisfied through a combination of primary and excess/umbrella insurance. In addition, in the event Tenant hosts a function in the Premises, in the Building or on the Property, Tenant agrees to obtain, and cause any persons or parties providing services for such function to obtain, the appropriate insurance coverages as determined by Landlord (including liquor liability coverage, if applicable) and provide Landlord with evidence of the same.

8.4	Tenant’s Property Insurance

Tenant shall maintain at all times during the Term of this Lease, and during such earlier or later time as Tenant may be performing work in or to the Premises or have property, fixtures, furniture, equipment, machinery, goods, supplies, wares or merchandise on the Premises, and continuing thereafter so long as any of Tenant’s Property, remains on the Premises, or Tenant or anyone acting by, through or under Tenant is in occupancy of any part of the Premises, business interruption insurance and insurance against loss or damage covered by the so-called “all risk” or equivalent type insurance coverage with respect to (i) Tenant’s property, fixtures, furniture, equipment, machinery, goods, supplies, wares and merchandise, and other property of Tenant located at the Premises, (ii) all additions, alterations and improvements made by or on behalf of the Tenant in the Premises (except to the extent paid for by Landlord in connection with this Lease) or existing in the Premises as of the date of this Lease (“Leasehold Improvements”), and (iii) any property of third parties, including but not limited to leased or rented property, in the Premises in Tenant’s care, custody, use or control, provided that such insurance in the case of (iii) may be maintained by such third parties, (collectively, “Tenant’s Property”). At the request of Landlord, Tenant shall provide to Landlord a detailed description of the Leasehold Improvements made by or on behalf of Tenant and the cost thereof. The business interruption insurance required by this section shall be in minimum amounts typically carried by prudent tenants engaged in similar operations, but in no event shall be in an amount less than the Annual Fixed Rent then in effect during any year during the Term, plus any Additional Rent due and payable for the immediately preceding year during the Term. The “all risk” insurance required by this section shall be in an amount at least equal to the full replacement cost of Tenant’s Property. In addition, during such time as Tenant is performing work in or to the Premises, Tenant, at Tenant’s expense, shall also maintain, or shall cause its contractor(s) to maintain, builder’s risk insurance for the full insurable value of such work. Landlord and such additional persons or entities as Landlord may reasonably request shall be named as loss payees, as their interests may appear, on the property insurance policy or policies required by this section for Leasehold Improvements which are paid for by Tenant and which Landlord is required to restore pursuant to the provisions of this Lease. In the event of loss or damage covered by the “all risk” insurance required by this Lease, the responsibilities for repairing or restoring the loss or damage shall be determined in accordance with Article VI. To the extent that Landlord is obligated to pay for the repair or restoration of the loss or damage covered by the policy, Landlord shall be paid the proceeds of the “all risk” insurance covering the loss or damage. To the extent Tenant is obligated to pay for the repair or restoration of the loss or damage, covered by the policy, Tenant shall be paid the proceeds of the “all risk” insurance covering the loss or damage. If both Landlord and Tenant are obligated to pay for the repair or restoration of the loss or damage covered by the policy, the insurance proceeds shall be paid to each of them in the pro rata proportion of their obligations to repair or restore the loss or damage. If the loss or damage is not repaired or restored (for example, if the Lease is terminated pursuant to Article VI), the insurance proceeds shall be paid to Landlord and Tenant in the pro rata proportion of their relative contributions to the cost of the leasehold improvements covered by the policy.

8.5	Tenant’s Other Insurance

Tenant agrees to maintain in full force on or before the Phase I Commencement Date, and thereafter throughout the end of the Term, and after the end of the Term for so long after the end of the Term as Tenant or anyone acting by, through or under Tenant is in occupancy of the Premises or any portion thereof, (1) automobile liability insurance (covering any automobiles owned or operated by Tenant at the Site); (2) worker’s compensation insurance as required by law; and (3) employer’s liability insurance. Such automobile liability insurance shall be in an amount not less than One Million Dollars ($1,000,000) for each accident. Such employer’s liability insurance shall be in an amount not less than One Million Dollars ($1,000,000) for each accident, One Million Dollars ($1,000,000) disease-policy limit, and One Million Dollars ($1,000,000) disease-each employee.

8.6	Requirements for Tenant’s Insurance

All insurance required to be maintained by Tenant pursuant to this Lease shall be maintained with responsible companies that are admitted to do business, and are in good standing in the Commonwealth of Massachusetts and that have a rating of at least “A” and are within a financial size category of not less than “Class X” in the most current Best’s Key Rating Guide or such similar rating as may be reasonably selected by Landlord. All such insurance shall: (1) be acceptable in form and content to Landlord in its reasonable discretion; and (2) contain a clause requiring the insurer to provide Landlord thirty (30) days’ prior written notice of cancellation or failure to renew. All commercial general liability, excess/umbrella liability and automobile liability insurance policies shall be primary and noncontributory. No such policy shall contain any self-insured retention greater than $100,000 for property insurance and $25,000 for commercial general liability insurance. Any deductibles and such self-insured retentions shall be deemed to be “insurance” for purposes of the waiver in Section 8.13 below. Landlord reserves the right from time to time to require Tenant to obtain higher minimum amounts of insurance based on such limits as are customarily carried with respect to similar properties in the area in which the Premises are located. The minimum amounts of insurance required by this Lease shall not be reduced by the payment of claims or for any other reason. In the event Tenant shall fail to obtain or maintain any insurance meeting the requirements of this Article, or to deliver such policies or certificates as required by this Article, Landlord may, at its option, on five (5) days notice to Tenant, procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord within five (5) days after delivery to Tenant of bills therefor. Landlord reserves the right to use a third-party provider to administer the collection of Tenant’s insurance certificates and compliance with the insurance requirements hereunder. In the event Landlord chooses to do so, Landlord’s service provider will contact Tenant using Tenant’s Email Address for Insurance Matters listed in Section 1.1 to provide further information.

8.7	Additional Insureds

To the fullest extent permitted by law, the commercial general liability and auto insurance carried by Tenant pursuant to this Lease, and any additional liability insurance carried by Tenant pursuant to Section 8.5 of this Lease, shall name Landlord, Landlord’s managing agent, and such other persons as Landlord may reasonably request from time to time as additional insureds with respect to liability arising out of or related to this Lease or the operations of Tenant (collectively “Additional Insureds”). Such insurance shall provide primary coverage without contribution from any other insurance carried by or for the benefit of Landlord, Landlord’s managing agent, or other Additional Insureds. Such insurance shall also waive any right of subrogation against each Additional Insured. For the avoidance of doubt, each primary policy and each excess/umbrella policy through which Tenant satisfies its obligations under this Section 8.7 must provide coverage to the Additional Insureds that is primary and non-contributory.

8.8	Certificates of Insurance

On or before the Phase I Commencement Date, Tenant shall furnish Landlord with certificates evidencing the insurance coverage required by this Lease, and renewal certificates shall be furnished to Landlord at least annually thereafter, and at least ten (10) days prior to the renewal date of each policy for which a certificate was furnished (acceptable forms of such certificates for liability and property insurance, respectively, as of the date hereof, are attached as Exhibit I, however, other forms of certificates may satisfy the requirements of this Section 8.8). Failure by the Tenant to provide the certificates or letters required by this Section 8.8 shall not be deemed to be a waiver of the requirements in this Section 8.8. Upon request by Landlord, a true and complete copy of any insurance policy required by this Lease shall be delivered to Landlord within ten (10) days following Landlord’s request.

8.9	Subtenants and Other Occupants

Tenant shall require its subtenants and other occupants of the Premises to provide written documentation evidencing the obligation of such subtenant or other occupant to indemnify the Landlord Parties to the same extent that Tenant is required to indemnify the Landlord Parties pursuant to Section 8.1 above, and to maintain insurance that meets the requirements of this

Article, and otherwise to comply with the requirements of this Article, provided that the terms of this Section 8.9 shall not relieve Tenant of any of its obligations to comply with the requirements of this Article. Tenant shall require all such subtenants and occupants to supply certificates of insurance evidencing that the insurance requirements of this Article have been met and shall forward such certificates to Landlord on or before the earlier of (i) the date on which the subtenant first enters the Premises or (ii) the commencement of the sublease. Tenant shall be responsible for identifying and remedying any deficiencies in such certificates or policy provisions.

8.10	No Violation of Building Policies

Tenant shall not commit or permit any violation of the policies of fire, boiler, sprinkler, water damage or other insurance covering the Office Park and/or the fixtures, equipment and property therein carried by Landlord, or do or permit anything to be done, or keep or permit anything to be kept, in the Premises, which in case of any of the foregoing (i) would result in termination of any such policies, (ii) would adversely affect Landlord’s right of recovery under any of such policies, or (iii) would result in reputable and independent insurance companies refusing to insure the Office Park or the property of Landlord in amounts reasonably satisfactory to Landlord.

8.11	Tenant to Pay Premium Increases

If, because of anything done, caused or permitted to be done, or omitted by Tenant (or its subtenant or other occupants of the Premises), the rates for liability, fire, boiler, sprinkler, water damage or other insurance on the Office Park or on the Property and equipment of Landlord or any other tenant or subtenant in the Building shall be higher than they otherwise would be, Tenant shall reimburse Landlord and/or the other tenants and subtenants in the Building for the additional insurance premiums thereafter paid by Landlord or by any of the other tenants and subtenants in the Building which shall have been charged because of the aforesaid reasons, such reimbursement to be made from time to time on Landlord’s demand.

8.12	Landlord’s Insurance

(a)

Required insurance. Landlord shall maintain insurance against loss or damage with respect to the Building on an “all risk” or equivalent type insurance form, with customary exceptions, subject to such deductibles and self insured retentions as Landlord may determine, in an amount equal to at least the replacement value of the Building. Landlord shall also maintain such insurance with respect to any improvements, alterations, and fixtures of Tenant located at the Premises to the extent paid for by Landlord. The cost of such insurance shall be treated as a part of Landlord’s Operating Expenses. Payment for losses thereunder shall be made solely to Landlord.

(b)

Optional insurance. Landlord may maintain such additional insurance with respect to the Building and the Office Park, including, without limitation, earthquake insurance, terrorism insurance, flood insurance, liability insurance and/or rent insurance, as Landlord may in its sole discretion elect. Landlord may also maintain such other insurance as may from time to time be required by the holder of any mortgage on the Building or Property. The cost of all such additional insurance shall also be part of the Landlord’s Operating Expenses.

(c)

Blanket and self-insurance. Any or all of Landlord’s insurance may be provided by blanket coverage maintained by Landlord or any affiliate of Landlord under its insurance program for its portfolio of properties, or by Landlord or any affiliate of Landlord under a program of self-insurance, and in such event Landlord’s Operating Expenses shall include the portion of the reasonable cost of blanket insurance or self-insurance that is allocated to the Building.

(d)

No obligation. Landlord shall not be obligated to insure, and shall not assume any liability of risk of loss for, Tenant’s Property, including any such property or work of Tenant’s subtenants or occupants, except to the extent caused solely by Landlord’s negligence or willful misconduct. Landlord will also have no obligation to carry insurance against, nor be responsible for, any loss suffered by Tenant, subtenants or other occupants due to interruption of Tenant’s or any subtenant’s or occupant’s business.

8.13	Waiver of Subrogation

To the fullest extent permitted by law, and notwithstanding any term or provision of this Lease to the contrary, the parties hereto waive and release any and all rights of recovery against the other, and agree not to seek to recover from the other or to make any claim against the other, and in the case of Landlord, against all Tenant Parties, and in the case of Tenant, against all Landlord Parties, for any loss or damage incurred by the waiving/releasing party to the extent such loss or damage is insured under any insurance policy required by this Lease or which would have been so insured had the party carried the insurance it was required to carry hereunder or to the extent of any greater amounts or types of insurance actually carried by such party. Tenant shall obtain from its subtenants and other occupants of the Premises a similar waiver and release of claims against any or all of Tenant or Landlord. In addition, the parties hereto (and in the case of Tenant, its subtenants and other occupants of the Premises) shall procure an appropriate clause in, or endorsement on, any insurance policy required by this Lease pursuant to which the insurance company waives subrogation. The insurance policies required by this Lease shall contain no provision that would invalidate or restrict the parties’ waiver and release of the rights of recovery in this section. The parties hereto covenant that no insurer shall hold any right of subrogation against the parties hereto by virtue of such insurance policy.

8.14	Tenant’s Work

During such times as Tenant is performing work or having work or services performed in or to the Premises, Tenant shall require its contractors, and their subcontractors of all tiers, to obtain and maintain commercial general liability, automobile, workers compensation, employer’s liability, builder’s risk, and equipment/property insurance in such amounts and on such terms as are customarily required of such contractors and subcontractors on similar projects. The amounts and terms of all such insurance are subject to Landlord’s written approval, which approval shall not be unreasonably withheld. The commercial general liability and auto insurance carried by Tenant’s contractors and their subcontractors of all tiers pursuant to this Section 8.14 shall name the Additional Insureds as additional insureds with respect to liability arising out of or related to their work or services. Such insurance shall provide primary coverage without contribution from any other insurance carried by or for the benefit of Landlord, Landlord’s managing agent, or other Additional Insureds. Such insurance shall also waive any right of subrogation against each Additional Insured. Tenant shall obtain and submit to Landlord, prior to the earlier of (i) the entry onto the Premises by such contractors or subcontractors or (ii) commencement of the work or services, certificates of insurance evidencing compliance with the requirements of this Section 8.14.

ARTICLE IX

Miscellaneous Provisions

9.1	Waiver

Failure on the part of Landlord or Tenant to complain of any action or non-action on the part of the other, no matter how long the same may continue, shall never be a waiver by Tenant or Landlord, respectively, of any of its rights hereunder. Further, no waiver at any time of any of the provisions hereof by Landlord or Tenant shall be construed as a waiver of any of the other provisions hereof, and a waiver at any time of any of the provisions hereof shall not be construed as a waiver at any subsequent time of the same provisions. The consent or approval of Landlord or Tenant to or of any action by the other requiring such consent or approval shall not be construed to waive or render unnecessary Landlord’s or Tenant’s consent or approval to or of subsequent similar act by the other.

No payment by Tenant, or acceptance by Landlord, of a lesser amount than shall be due from Tenant to Landlord shall be treated otherwise than as a payment on account. The acceptance by Landlord of a check for a lesser amount with an endorsement or statement thereon, or upon any letter accompanying such check, that such lesser amount is payment in full, shall be given no effect, and Landlord may accept such check without prejudice to any other rights or remedies which Landlord may have against Tenant.

9.2	Cumulative Remedies

Except as expressly provided in this Lease, the specific remedies to which Landlord or Tenant may resort under the terms of this Lease are cumulative and are not intended to be exclusive of any other remedies or means of redress to which such party may be lawfully entitled in case of any breach or threatened breach by Tenant or Landlord, as the case may be, of any provisions of this Lease. In addition to the other remedies provided in this Lease, each of Tenant and Landlord shall be entitled to the restraint by injunction of the violation or attempted or threatened violation of any of the covenants, conditions or provisions of this Lease or to a decree compelling specific performance of any such covenants, conditions or provisions.

9.3	Quiet Enjoyment

This Lease is subject and subordinate to all matters of record. Provided no Event of Default then exists, Tenant shall lawfully, peaceably and quietly have, hold, occupy and enjoy the Premises during the Term (exclusive of any period during which Tenant is holding over after the expiration or termination of this Lease without the consent of Landlord), without hindrance or ejection by any persons lawfully claiming by, through or under Landlord to have title to the Premises superior to Tenant, subject, however, to the terms of this Lease; the foregoing covenant of quiet enjoyment is in lieu of any other covenant, express or implied; and it is understood and agreed that this covenant and any and all other covenants of Landlord contained in this Lease shall be binding upon Landlord and Landlord’s successors, including ground or master lessees, only with respect to breaches occurring during Landlord’s or Landlord’s successors’ respective ownership of Landlord’s interest hereunder, as the case may be.

Further, Tenant specifically agrees to look solely to Landlord’s then equity interest in the Building at the time owned, or in which Landlord holds an interest as ground lessee, and Landlord’s interest in the proceeds of any fire or other casualty insurance policy, or any liability insurance policy including, without limitation, any self-insurance (but in the case of liability insurance and self-insurance only to the extent of an unsatisfied loss event covered by Landlord’s indemnification obligation under Section 8.1.1 hereof), or condemnation award attributable thereto, for recovery of any judgment from Landlord; it being specifically agreed that neither Landlord (original or successor), nor any beneficiary of any trust of which any person holding Landlord’s interest is trustee, nor any member, manager, partner, director or stockholder, nor Landlord’s managing agent, shall ever be personally liable for any such judgment, or for the payment of any monetary obligation to Tenant. The provision contained in the foregoing sentence is not intended to, and shall not, limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord or Landlord’s successors in interest, or any action not involving the personal liability of Landlord (original or successor), any successor trustee to the persons named herein as Landlord, or any beneficiary of any trust of which any person holding Landlord’s interest is trustee, or of any manager, member, partner, director or stockholder of Landlord or of Landlord’s managing agent to respond in monetary damages from Landlord’s assets other than Landlord’s equity interest aforesaid in the Building, but in no event shall Tenant have the right to terminate or cancel this Lease or to withhold rent or to set-off any claim or damages against rent as a result of any default by Landlord or breach by Landlord of its covenants or any warranties or promises hereunder, except in the case of a wrongful eviction of Tenant from the Premises (constructive or actual) by Landlord continuing after notice to Landlord thereof and a reasonable opportunity for Landlord to cure the same.

In the event that Landlord shall be determined to have acted unreasonably in withholding any consent or approval under this Lease, the sole recourse and remedy of Tenant in respect thereof shall be to specifically enforce Landlord’s obligation to grant such consent or approval, and in no event shall the Landlord be responsible for any damages of whatever nature in respect of its failure to give such consent or approval nor shall the same otherwise affect the obligations of Tenant under this Lease or act as any termination of this Lease.

In no event shall Landlord or Tenant ever be liable to the other party for any indirect or consequential damages suffered from whatever cause; provided that the foregoing shall not limit or alter any procedural right or remedy of either party under this Lease nor shall the same apply to (i) the obligations of Tenant with respect to any hold over by Tenant for more than thirty (30) days after the expiration or earlier termination of this Lease or (ii) the obligations of Tenant under this Lease with respect to Hazardous Materials.

9.4	Notice to Mortgagee and Ground Lessor

After receiving notice from any person, firm or other entity that it holds a mortgage which includes the Premises as part of the mortgaged premises, or that it is the ground lessor under a lease with Landlord, as ground lessee, which includes the Premises as a part of the demised premises, no notice from Tenant to Landlord shall be effective unless and until a copy of the same is given to such holder or ground lessor, and the curing of any of Landlord’s defaults by such holder or ground lessor within a reasonable time thereafter (including a reasonable time to obtain possession of the premises if the mortgagee or ground lessor elects to do so) shall be treated as performance by Landlord. For the purposes of this Section 9.4 or Section 9.14, the term “mortgage” includes a mortgage on a leasehold interest of Landlord (but not one on Tenant’s leasehold interest). If any mortgage is listed on Exhibit J then the same shall constitute notice from the holder of such mortgage for the purposes of this Section 9.4. Further no Annual Fixed Rent or Additional Rent may be paid by Tenant more than thirty (30) days in advance except with the prior written consent of all holder(s) of such mortgages and ground leases, and any such payment without such consent shall not be binding on such holder(s).

9.5	Assignment of Rents

With reference to any assignment by Landlord of Landlord’s interest in this Lease, or the rents payable hereunder, conditional in nature or otherwise, which assignment is made to the holder of a mortgage or ground lease on property which includes the Premises, Tenant agrees:

(a)

That the execution thereof by Landlord, and the acceptance thereof by the holder of such mortgage or the ground lessor, shall never be treated as an assumption by such holder or ground lessor of any of the obligations of Landlord hereunder, unless such holder, or ground lessor, shall, by notice sent to Tenant, specifically otherwise elect; and

(b)

That, except as aforesaid, such holder or ground lessor shall be treated as having assumed Landlord’s obligations hereunder only upon foreclosure of such holder’s mortgage and the taking of possession of the Premises, or, in the case of a ground lessor, the assumption of Landlord’s position hereunder by such ground lessor.

In no event shall the acquisition of title to the Building and the land on which the same is located by a purchaser which, simultaneously therewith, leases the entire Building or such land back to the seller thereof be treated as an assumption by such purchaser-lessor, by operation of law or otherwise, of Landlord’s obligations hereunder, but Tenant shall look solely to such seller-lessee, and its successors from time to time in title, for performance of Landlord’s obligations hereunder subject to the provisions of Section 9.3 hereof. In any such event, this Lease shall be subject and subordinate to the lease to such purchaser provided that such purchaser agrees to recognize the right of Tenant to use and occupy the Premises upon the payment of rent and other charges payable by Tenant under this Lease and the performance by Tenant of Tenant’s obligations hereunder and provided that Tenant agrees to attorn to such purchaser. For all purposes, such seller-lessee, and its successors in title, shall be the landlord hereunder unless and until Landlord’s position shall have been assumed by such purchaser-lessor.

9.6	Surrender

No act or thing done by Landlord during the Lease Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid, unless in writing signed by Landlord. No employee of Landlord or of Landlord’s agents shall have any power to accept the keys of the Premises prior to the termination of this Lease. The delivery of keys to any employee of Landlord or of Landlord’s agents shall not operate as a termination of the Lease or a surrender of the Premises.

9.7	Brokerage

(A)    Tenant warrants and represents that Tenant has not dealt with any broker in connection with the consummation of this Lease other than the broker, person or firm, if any, designated in Section 1.1 hereof; and in the event any claim is made against the Landlord relative to dealings by Tenant with brokers other than the Brokers, if any, designated in Section 1.1 hereof, Tenant shall defend the claim against Landlord with counsel of Tenant’s selection first approved by Landlord (which approval will not be unreasonably withheld) and save harmless and indemnify Landlord on account of loss, cost or damage which may arise by reason of such claim.

(B)    Landlord warrants and represents that Landlord has not dealt with any broker in connection with the consummation of this Lease other than the broker, person or firm, if any, designated in Section 1.1 hereof; and in the event any claim is made against the Tenant relative to dealings by Landlord with brokers other than the Brokers, if any, designated in Section 1.1 hereof, Landlord shall defend the claim against Tenant with counsel of Landlord’s selection first approved by Tenant (which approval will not be unreasonably withheld) and save harmless and indemnify Tenant on account of loss, cost or damage which may arise by reason of such claim. Landlord agrees that it shall be solely responsible for the payment of brokerage commissions to the Broker for the Original Term of this Lease, if any, designated in Section 1.1 hereof.

9.8	Invalidity of Particular Provisions

If any term or provision of this Lease, including but not limited to any waiver of contribution or claims, indemnity, obligation, or limitation of liability or of damages, or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

9.9	Provisions Binding, Etc.

The obligations of this Lease shall run with the land, and except as herein otherwise provided, the terms hereof shall be binding upon and shall inure to the benefit of the successors and assigns, respectively, of Landlord and Tenant and, if Tenant shall be an individual, upon and to his heirs, executors, administrators, successors and assigns. Each term and each provision of this Lease to be performed by Tenant shall be construed to be both a covenant and a condition. The reference contained to successors and assigns of Tenant is not intended to constitute a consent to subletting or assignment by Tenant.

9.10	Recording; Confidentiality

Tenant agrees not to record the within Lease, but each party hereto agrees, on the request of the other, to execute a so-called Notice of Lease or short form lease in form recordable and complying with applicable law and reasonably satisfactory to both Landlord’s and Tenant’s attorneys. In no event shall such document set forth rent or other charges payable by Tenant under this Lease; and any such document shall expressly state that it is executed pursuant to the provisions contained in this Lease, and is not intended to vary the terms and conditions of this Lease.

Tenant agrees that this Lease and the terms contained herein will be treated as strictly confidential and except as required by law, including, without limitation, as required to satisfy requirements of a public company (or except with the written consent of Landlord) Tenant shall not disclose the same to any third party except for Tenant’s partners, lenders, accountants and attorneys who have been advised of the confidentiality provisions contained herein and agree to be bound by the same. In the event Tenant is required by law to provide this Lease or disclose any of its terms, Tenant shall give Landlord prompt notice of such requirement prior to making disclosure so that Landlord may seek an appropriate protective order; provided, however, that the requirements set forth in this sentence shall not apply in connection with any disclosure to the extent required to satisfy filing requirements of a public company (provided Tenant shall give reasonable prior written notice to Landlord thereof and shall redact from any disclosure of this Lease any sensitive or confidential information if and to the extent permitted under applicable SEC rules and regulations). If failing the entry of a protective order Tenant is compelled to make disclosure, Tenant shall only disclose portions of the Lease which Tenant is required to disclose and will exercise reasonable efforts to obtain assurance that confidential treatment will be accorded to the information so disclosed.

9.11	Notices

Whenever, by the terms of this Lease, notice shall or may be given either to Landlord or to Tenant, such notice shall be in writing and shall be sent by overnight commercial courier or by registered or certified mail postage or delivery charges prepaid, as the case may be:

If intended for Landlord, addressed to Landlord at the address set forth in Article I of this Lease (or to such other address or addresses as may from time to time hereafter be designated by Landlord by like notice) with a copy to Landlord, Attention: Regional General Counsel.

If intended for Tenant, addressed to Tenant at the address set forth in Article I of this Lease (or to such other address or addresses as may from time to time hereafter be designated by Tenant by like notice).

Except as otherwise provided herein, all such notices shall be effective when received; provided, that (i) if receipt is refused, notice shall be effective upon the first occasion that such receipt is refused, (ii) if the notice is unable to be delivered due to a change of address of which no notice was given, notice shall be effective upon the date such delivery was attempted, (iii) if the notice address is a post office box number, notice shall be effective the day after such notice is sent as provided hereinabove or (iv) if the notice is to a foreign address, notice shall be effective two (2) days after such notice is sent as provided hereinabove.

Where provision is made for the attention of an individual or department, the notice shall be effective only if the wrapper in which such notice is sent is addressed to the attention of such individual or department. Any notice given by an attorney on behalf of Landlord or by Landlord’s managing agent shall be considered as given by Landlord and shall be fully effective. Any notice given by an attorney on behalf of Tenant shall be considered as given by Tenant and shall be fully effective.

In the event Tenant’s mailing address for notices or any email address for Tenant contained in Article I should change during the Term, Tenant shall promptly notify Landlord of the same.

Time is of the essence with respect to any and all notices and periods for giving notice or taking any action thereto under this Lease.

9.12	When Lease Becomes Binding and Authority

Employees or agents of Landlord have no authority to make or agree to make a lease or any other agreement or undertaking in connection herewith. The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or option for, the Premises, and this document shall become effective and binding only upon the execution and delivery hereof by both Landlord and Tenant. All negotiations, considerations, representations and understandings between Landlord and Tenant are incorporated herein and may be modified or altered only by written agreement between Landlord and Tenant, and no act or omission of any employee or agent of Landlord or Tenant shall alter, change or modify any of the provisions hereof. Landlord and Tenant hereby represent and warrant to the other that all necessary action has been taken to enter this Lease and that the person signing this Lease on behalf of Landlord and Tenant has been duly authorized to do so.

9.13	Section Headings

The titles of the Articles throughout this Lease are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of the provisions of this Lease.

9.14	Rights of Mortgagee

This Lease shall be subject and subordinate to any mortgage now or hereafter on the Site or the Building, or both, and to each advance made or hereafter to be made under any mortgage, and to all renewals, modifications, consolidations, replacements and extensions thereof and all substitutions therefor provided that the holder of such mortgage agrees to recognize the rights of Tenant under this Lease (including, without limitation, the right to use and occupy the Premises) upon the payment of rent and other charges payable by Tenant under this Lease and the performance by Tenant of Tenant’s obligations hereunder as provided in a commercially reasonable form. In confirmation of such subordination and recognition, Tenant shall execute and deliver promptly such instruments of subordination and recognition as such mortgagee may reasonably request subject to receipt of such instruments of recognition from such mortgagee as Tenant may reasonably request. In the event that any mortgagee or its respective successor in title shall succeed to the interest of Landlord, then, this Lease shall nevertheless continue in full force and effect and Tenant shall and does hereby agree to attorn to such mortgagee or successor and to recognize such mortgagee or successor as its landlord. If any holder of a mortgage which includes the Premises, executed and recorded prior to the date of this Lease, shall so elect, this Lease and the rights of Tenant hereunder, shall be superior in right to the rights of such holder, with the same force and effect as if this Lease had been executed, delivered and recorded, or a statutory notice hereof recorded, prior to the execution, delivery and recording of any such mortgage. The election of any such holder shall become effective upon either notice from such holder to Tenant in the same fashion as notices from Landlord to Tenant are to be given hereunder or by the recording in the appropriate registry or recorder’s office of an instrument in which such holder subordinates its rights under such mortgage to this Lease.

Landlord represents and warrants that there is no mortgage or ground lease encumbering the Building or the Site as of the date of this Lease.

As to any future mortgages, Landlord shall use reasonable efforts to obtain from such mortgagee a written instrument in recordable form and in the customary form of such mortgagee, with such commercially reasonable revisions as Tenant may request and such mortgagee may accept (“Nondisturbance Agreement”) that, as long as there shall be no Event of Default of Tenant, Tenant shall not be in default of the obligations on its part to be kept and performed under the terms of this Lease, Tenant’s possession hereunder will not be disturbed by any default in, termination, and/or foreclosure of, such mortgage. Tenant shall be responsible for paying any fees or expenses charged by such mortgagee in connection with such Nondisturbance Agreement.

9.15	Status Reports and Financial Statements

(A)    Status Report. Recognizing that Landlord may find it necessary to establish to third parties, such as accountants, banks, potential or existing mortgagees, potential purchasers or the like, the then current status of performance hereunder, Tenant, within ten (10) business days after the request of Landlord made from time to time, will furnish to Landlord, or any existing or potential holder of any mortgage encumbering the Premises, the Building, the Site and/or the Property, or any potential purchaser of the Premises, the Building, the Site and/or the Property (each an “Interested Party”) a statement of the status of any matter pertaining to this Lease, including, without limitation, acknowledgments that (or the extent to which) each party is in compliance with its obligations under the terms of this Lease.

(B)    Tenant’s Financial Statements. Tenant shall deliver to Landlord, or any Interested Party designated by Landlord, financial statements of Tenant, and any guarantor of Tenant’s obligations under this Lease, as reasonably requested in writing by Landlord (which may be by e-mail) including, but not limited to, financial statements for the past three (3) years. Notwithstanding the foregoing: (i) in no event shall Landlord request such statements more often than one (1) time per calendar year, unless such statements are requested by Landlord in connection with a sale or financing of the Building or an Event of Default by Tenant. Any non-public financial statements shall be treated as confidential and may be disclosed only (a) as required by administrative, judicial or governmental order or decree, (b) to prospective purchasers and lenders (and their respective accounting, financial and legal advisors) subject to the aforesaid requirements of confidentiality, or (c) as may be required by Legal Requirements. Any such status statement or financial statement delivered by Tenant pursuant to this Section 9.15 (or any financial statement otherwise delivered by Tenant in connection with this Lease or any future amendment hereto) may be relied upon by any Interested Party.

9.16	Self-Help

If Tenant shall at any time default in the performance of any obligation under this Lease, Landlord shall have the right, but shall not be obligated, to enter upon the Premises and to perform such obligation notwithstanding the fact that no specific provision for such substituted performance by Landlord is made in this Lease with respect to such default. In performing such obligation, Landlord may make any payment of money or perform any other act. All sums so paid by Landlord (together with interest at the rate of two and one-half percentage points over the then prevailing prime rate in Boston as set by Bank of America, N.A., or its successor (but in no event greater than the maximum rate permitted by applicable law) and all costs and expenses in connection with the performance of any such act by Landlord, shall be deemed to be Additional Rent under this Lease and shall be payable to Landlord immediately on demand. Landlord may exercise the foregoing rights without waiving any other of its rights or releasing Tenant from any of its obligations under this Lease.

9.17	Holding Over

Any holding over by Tenant after the expiration or earlier termination of the term of this Lease shall be treated as a tenancy at sufferance and shall be on the terms and conditions as set forth in this Lease, as far as applicable except that for the first thirty (30) days of any such holdover Tenant shall pay as a use and occupancy charge an amount equal to the greater of (x) 150% of the Annual Fixed Rent and Additional Rent calculated (on a daily basis) at the highest rate payable under the terms of this Lease, or (y) the fair market rental value of the Premises; and thereafter, Tenant shall pay as a use and occupancy charge an amount equal to the greater of (x) 200% of the Annual Fixed Rent and Additional Rent calculated (on a daily basis) at the highest rate payable under the terms of this Lease, or (y) the fair market rental value of the Premises, in each case for the period measured from the day on which Tenant’s hold-over commences and terminating on the day on which Tenant vacates the Premises. In addition, Tenant shall save Landlord, its agents and employees harmless and will exonerate, defend and indemnify Landlord, its agents and employees from and against any and all damages which Landlord may suffer on account of Tenant’s hold-over in the Premises after the expiration or prior termination of the term of this Lease; provided, however, that Tenant shall not be liable for indirect or consequential damages suffered or incurred by Landlord as a result of such hold over for the first 30 days of such hold over. Nothing in the foregoing nor any other term or provision of this Lease shall be deemed to permit Tenant to retain possession of the Premises or hold over in the Premises after the expiration or earlier termination of the Lease Term. All property which remains in the Building or the Premises after the expiration or termination of this Lease shall be conclusively deemed to be abandoned and may either be retained by Landlord as its property or sold or otherwise disposed of in such manner as Landlord may see fit. If any part thereof shall be sold, then Landlord may receive the proceeds of such sale and apply the same, at its option against the expenses of the sale, the cost of moving and storage, any arrears of rent or other charges payable hereunder by Tenant to Landlord and any damages to which Landlord may be entitled under this Lease and at law and in equity.

9.18	Extension Option

(A)    On the conditions (which conditions Landlord may waive by written notice to Tenant) that both at the time of exercise of the option to extend and as of the commencement of the Extended Term in question (i) there exists no Event of Default (defined in Section 7.1), (ii) this Lease is still in full force and effect, and (iii) Tenant has neither assigned this Lease nor sublet more than thirty percent (30%) of the Premises (except for an assignment or subletting permitted without Landlord’s consent under Section 5.6.4 hereof), Tenant shall have the right to extend the Term hereof upon all the same terms, conditions, covenants and agreements herein contained (except for the Annual Fixed Rent which shall be adjusted during the option periods as hereinbelow set forth) for one (1) period of five (5) years as hereinafter set forth. Such option period is sometimes herein referred to as an “Extended Term.” Notwithstanding any implication to the contrary Landlord has no obligation to make any additional payment to Tenant in respect of any construction allowance or the like or to perform any work to the Premises as a result of the exercise by Tenant of any such option.

(B)    If Tenant desires to exercise an option to extend the Term, then Tenant shall give notice (“Exercise Notice”) to Landlord, not later than twelve (12) months prior to the expiration of the then Term of this Lease exercising such option to extend. Within thirty (30) days after Landlord’s receipt of the Exercise Notice, Landlord shall provide Landlord’s quotation to Tenant of a proposed Annual Fixed Rent for the Extended Term (“Landlord’s Rent Quotation”).; provided, however, in no event shall Landlord be obligated to provide Landlord’s Rent Quotation more than eleven (11) months prior to the expiration of the then Term of this Lease. If at the expiration of thirty (30) days after the date when Landlord provides such quotation to Tenant (the “Negotiation Period”), Landlord and Tenant have not reached agreement on a determination of an Annual Fixed Rent for such Extended Term and executed a written instrument extending the Term of this Lease pursuant to such agreement, then Tenant shall have the right, for thirty (30) days following the expiration of the Negotiation Period, to make a request to Landlord for a broker determination (the “Broker Determination”) of the Prevailing Market Rent (as defined in Exhibit K) for such Extended Term, which Broker Determination shall be made in the manner set forth in Exhibit K. If Tenant timely shall have requested the Broker Determination, then the Annual Fixed Rent for such Extended Term shall be the Prevailing Market Rent as determined by the Broker Determination. If Tenant does not timely request the Broker Determination, then the Annual Fixed Rent during the Extended Term shall be equal to Landlord’s Rent Quotation.

(C)    Upon the giving of such Exercise Notice, this Lease and the Term hereof shall be extended, for the Extended Term, without the necessity for the execution of any additional documents (except that Landlord and Tenant agree to enter into an instrument in writing setting forth the fixed rent); and in such event all references herein to the Term or the term of this Lease shall be construed as referring to the Term, as so extended, unless the context clearly otherwise requires, and except that there shall be no further option to extend the Lease.

9.19	Security Deposit

Concurrently with the execution of this Lease, Tenant shall pay to Landlord a security deposit in the amount of $256,480.00 and Landlord shall hold the same, throughout the Term of this Lease (including the Extended Term, if applicable), unless sooner returned to Tenant as provided in this Section 9.19, as security for the performance by Tenant of all obligations on the part of Tenant to be performed under this Lease. Such deposit shall be in the form of an irrevocable, unconditional, negotiable letter of credit (the “Letter of Credit”). The Letter of Credit shall (i) be issued by and drawn on a bank reasonably approved by Landlord and at a minimum having a long term issuer credit rating from Standard and Poor’s Professional Rating Service of A or a comparable rating from Moody’s Professional Rating Service, (ii) be substantially in the form attached hereto as Exhibit G or such other form as may be reasonably approved by Landlord, (iii) permit one or more draws thereunder to be made accompanied only by certification by Landlord or Landlord’s managing agent that pursuant to the terms of this Lease, Landlord is entitled to draw upon such Letter of Credit, (iv) permit transfers at any time without charge to Landlord,

(v) permit presentment in Boston, Massachusetts and (vi) provide that any notices to Landlord be sent to the notice address provided for Landlord in this Lease. If the credit rating for the issuer of such Letter of Credit falls below the standard set forth in (i) above or if any trustee, receiver or liquidator shall be appointed for the issuer, Landlord shall have the right to require that Tenant provide a substitute letter of credit that complies in all respects with the requirements of this Section, and Tenant’s failure to provide the same within thirty (30) days following Landlord’s written demand therefor shall entitle Landlord to immediately draw upon the Letter of Credit. Any such Letter of Credit shall be for a term of two (2) years (or for one (1) year if the issuer thereof regularly and customarily only issues letters of credit for a maximum term of one (1) year) and shall in either case provide for automatic renewals through the date which is ninety (90) days subsequent to the scheduled expiration of this Lease (as the same may be extended) or if the issuer will not grant automatic renewals, the Letter of Credit shall be renewed by Tenant each year and each such renewal shall be delivered to and received by Landlord not later than sixty (60) days before the expiration of the then current Letter of Credit (herein called a “Renewal Presentation Date”). In the event of a failure to so deliver any such renewal Letter of Credit on or before the applicable Renewal Presentation Date (including, without limitation, in the event of a notice of non-renewal from the issuer), Landlord shall be entitled to present the then existing Letter of Credit for payment and to receive the proceeds thereof, which proceeds shall be held as Tenant’s security deposit, subject to the terms of this Section 9.19. Any failure or refusal to honor the Letter of Credit shall be at Tenant’s sole risk and shall not relieve Tenant of its obligation hereunder with regard to the security deposit. Upon the occurrence of any default of Tenant that continues beyond notice (the delivery of which shall not be required for purposes of this Section 9.19 if Landlord is prevented or prohibited from delivering the same under applicable law, including, but not limited to, all applicable bankruptcy and insolvency law) and the expiration of any applicable cure period, Landlord shall have the right from time to time without prejudice to any other remedy Landlord may have on account thereof, to draw on all or any portion of such deposit held as a Letter of Credit and to apply the proceeds of such Letter of Credit or any cash held as such deposit, or any part thereof, to Landlord’s damages arising from such default on the part of Tenant under the terms of this Lease. If Landlord so applies all or any portion of such deposit, Tenant shall within seven (7) business days after notice from Landlord (i) deposit cash with Landlord in an amount sufficient to restore such deposit to the full amount stated in this Section 9.19, (ii) provide Landlord with an amendment to the Letter of Credit which Landlord is then holding complying with the requirements of this Section 9.19, restoring it to the applicable amount stated in this Section 9.19, (iii) provide Landlord with an additional letter of credit complying with the requirements of this Section 9.19 in the applicable amount stated in this Section 9.19, or (iv) provide Landlord with a substitute Letter of Credit complying with the requirements of this Section 9.19 in the applicable amount stated in this Section 9.19. If Tenant is delivering a substitute Letter of Credit, as aforesaid, Landlord agrees to reasonably cooperate with Tenant at Tenant’s sole cost and expense to provide for a prompt return of the existing Letter of Credit after Landlord receipt of the substitute Letter of Credit. While Landlord holds any cash deposit Landlord shall have no obligation to pay interest on the same and shall have the right to commingle the same with Landlord’s other funds. Neither the holder of a mortgage nor the Landlord in a ground lease on property which includes the Premises shall ever be responsible to Tenant for the return or application of any such deposit, whether or not it succeeds to the position of Landlord hereunder, unless such deposit shall have been received in hand by such holder or ground Landlord.

Subject to the immediately following paragraph, after the fifth (5th) anniversary of the Phase I Rent Commencement Date, Landlord shall either exchange the Letter of Credit for a Letter of Credit delivered by Tenant or accept an amendment to such Letter of Credit, in either case which reduces the amount secured by the Letter of Credit by $64,120.00 so that the remainder of such Letter of Credit shall be $192,360, and otherwise in strict conformity with the requirements herein; provided that (i) no Event of Default has occurred under this Lease and remains uncured as of such fifth (5th) anniversary, and (ii) Landlord has not applied the Letter of Credit, or any portion thereof, to Landlord’s damages arising from any Event of Default, whether or not Tenant has restored the amount so applied by Landlord.

If Tenant believes that it has satisfied all the conditions precedent to a reduction in the amount of the Letter of Credit, then it shall request such reduction in writing to Landlord (“Tenant’s Burn-Down Request”), which Tenant’s Burn-Down Request shall certify to Landlord that all such conditions have been satisfied. If Landlord determines that all of the aforesaid conditions are met, the Letter of Credit shall be so reduced in accordance with this Section 9.19. No Letter of Credit shall automatically reduce, but any reduction in the amount thereof shall require Landlord’s prior written notice to the issuer of the Letter of Credit of the reduced amount. Promptly after Landlord’s receipt of Tenant’s Burn-Down Request for a reduction as described above, Landlord shall determine whether such a reduction is permitted in accordance with this Section 9.19, and if it is, Landlord shall notify the issuer of the Letter of Credit of the amount to which the Letter of Credit shall be reduced.

Landlord shall, within ninety (90) days after the expiration or earlier termination of the Lease Term and surrender of possession of the Premises by Tenant to Landlord in the condition required in the Lease at such time, return the Letter of Credit to Tenant, reduced by any amount previously drawn by Landlord in accordance with the terms of this Section 9.19, Tenant expressly agreeing that Landlord may, upon the expiration or prior termination of the Lease Term, draw upon the Letter of Credit to the extent necessary to pay Landlord for any amounts then due from Tenant to Landlord.

9.20	Late Payment

If Landlord shall not have received any payment or installment of Annual Fixed Rent or Additional Rent (the “Outstanding Amount”) on or before the date on which the same first becomes payable under this Lease (the “Due Date”), the amount of such payment or installment shall incur a late charge equal to the sum of: (a) five percent (5%) of the Outstanding Amount for administration and bookkeeping costs associated with the late payment and (b) interest on the Outstanding Amount from the Due Date through and including the date such payment or installment is received by Landlord, at a rate equal to the lesser of (i) the rate announced by Bank of America, N.A. (or its successor) from time to time as its prime or base rate (or if such rate is no longer available, a comparable rate reasonably selected by Landlord), plus two percent (2%), or (ii) the maximum applicable legal rate, if any. Such interest shall be deemed Additional Rent and shall be paid by Tenant to Landlord upon demand.

Landlord agrees to waive the late charge due hereunder for the first late payment by Tenant under this Lease, provided that Landlord receives such payment from Tenant within five (5) business days after written notice to Tenant of such nonpayment.

9.21	Tenant’s Payments

Each and every payment and expenditure, other than Annual Fixed Rent, shall be deemed to be Additional Rent or additional rent hereunder, whether or not the provisions requiring payment of such amounts specifically so state, and shall be payable, unless otherwise provided in this Lease, within thirty (30) days after written demand by Landlord, and in the case of the non-payment of any such amount, Landlord shall have, in addition to all of its other rights and remedies, all the rights and remedies available to Landlord hereunder or by law in the case of non-payment of Annual Fixed Rent. Unless expressly otherwise provided in this Lease, the performance and observance by Tenant of all the terms, covenants and conditions of this Lease to be performed and observed by Tenant shall be at Tenant’s sole cost and expense. Except as otherwise provided in Section 2.6 in connection with Tenant’s exercise of its audit rights, if Tenant has not objected to any statement of Additional Rent which is rendered by Landlord to Tenant within one (1) year after Landlord has rendered the same to Tenant, then the same shall be deemed to be a final account between Landlord and Tenant not subject to any further dispute. In the event that Tenant shall seek Landlord’s consent or approval under this Lease, then Tenant shall reimburse Landlord, upon demand, as Additional Rent, for all reasonable out of pocket costs and expenses, including legal and architectural costs and expenses, incurred by Landlord in processing such request, whether or not such consent or approval shall be given. Notwithstanding anything in this Lease to the contrary, if Landlord or any affiliate of Landlord has elected to qualify as a real estate investment trust (“REIT”), any service required or permitted to be performed by Landlord pursuant to this Lease, the charge or cost of which may be treated as impermissible tenant service income under the laws governing a REIT, may be performed by a taxable REIT subsidiary that is affiliated with either Landlord or Landlord’s property manager, an independent contractor of Landlord or Landlord’s property manager (the “Service Provider”). If Tenant is subject to a charge under this Lease for any such service, then, at Landlord’s direction, Tenant will pay such charge either to Landlord for further payment to the Service Provider or directly to the Service Provider, and, in either case, (i) Landlord will credit such payment against Additional Rent due from Tenant under this Lease for such service, and (ii) such payment to the Service Provider will not relieve Landlord from any obligation under the Lease concerning the provisions of such service.

9.22	Waiver of Trial By Jury

To induce Landlord to enter into this Lease, Tenant hereby waives any right to trial by jury in any action, proceeding or counterclaim brought by either Landlord or Tenant on any matters whatsoever arising out of or any way connected with this Lease, the relationship of the Landlord and the Tenant, the Tenant’s use or occupancy of the Premises and/or any claim of injury or damage, including but not limited to, any summary process eviction action.

To induce Tenant to enter into this Lease, Landlord hereby waives any right to trial by jury in any action, proceeding or counterclaim brought by either Landlord or Tenant on any matters whatsoever arising out of or any way connected with this Lease, the relationship of the Landlord and the Tenant, the Tenant’s use or occupancy of the Premises and/or any claim of injury or damage, including but not limited to, any summary process eviction action.

9.23	Electronic Signatures

The parties acknowledge and agree that this Lease may be executed by electronic signature, which shall be considered as an original signature for all purposes and shall have the same force and effect as an original signature. Without limitation, “electronic signature” shall include faxed versions of an original signature or electronically scanned and transmitted versions (e.g., via pdf or similar electronic counterpart including DocuSign) of an original signature.

9.24	Governing Law

This Lease shall be governed exclusively by the provisions hereof and by the law of the Commonwealth of Massachusetts, as the same may from time to time exist.

9.25	Light and Air

Tenant agrees that no diminution of light, air or view by any structure (inside or outside the Building) which may hereafter be erected or modified (whether or not by Landlord) shall entitle Tenant to any reduction of rent hereunder, result in any liability of Landlord to Tenant, or in any other way affect this Lease.

9.26	Name of Building

Tenant shall not use the name of the Building or Office Park for any purpose other than as the address of the business conducted by Tenant in the Premises without the written consent of Landlord. Landlord reserves the right to change the name of the Building and/or the Office Park at any time in its sole discretion by written notice to Tenant and Landlord shall not be liable to Tenant for any loss, cost or expense on account of any such change of name.

9.27	Right of First Offer

A.    ROFO Conditions. On the conditions (“ROFO Conditions”) (which conditions Landlord may waive by written notice to Tenant) that both at the time that Landlord is required to give Landlord’s Notice, as hereinafter defined, and as of the RFO Premises Commencement Date, as hereinafter defined, (i) there exists no Event of Default (defined in Section 7.1), (ii) this Lease is still in full force and effect and (iii) Tenant has not assigned this Lease or sublet more than fifty percent (50%) of the Premises (except for an assignment or subletting permitted without Landlord’s consent pursuant to Section 5.6.4 hereof), Tenant shall have the following on-going right (“Right of First Offer”) to lease the RFO Premises, as hereinafter defined, when such RFO Premises becomes Available for Lease to Tenant, as hereinafter defined.

B.    Definition of RFO Premises. “RFO Premises” shall be defined as the areas shown as “ROFO Space” on Exhibit L attached hereto, when such areas become Available for Lease, as hereinafter defined, during the Term of this Lease. For the purposes of this Section 9.27, the RFO Premises shall be deemed to be “Available for Lease” when Landlord determines, in its reasonable judgment, that such area will become available for leasing to Tenant (i.e., when Landlord determines that the then-current occupant of such RFO Premises will vacate such RFO Premises, and when Landlord intends to offer such RFO Premises for lease). In no event shall any currently vacant RFO Premises be deemed to be “available for lease to Tenant” until such RFO Premises have been leased to a third party, and thereafter Landlord determines that such third-party tenant of such RFO Premises will vacate such RFO Premises, and when Landlord intends to offer such area for lease. In addition, in no event shall any portion of the RFO

Premises located on the fourth (4th) floor of the Building be deemed to be “available for lease to Tenant” until such RFO Premises have been leased to a third party following the existing tenant thereof (i.e., VMware) vacating such RFO Premises, and thereafter Landlord determines that such third-party tenant will vacate such RFO Premises, and when Landlord intends to offer such area for lease.

C.    Exercise of Right to Lease RFO Premises. Landlord shall give Tenant written notice (“Landlord’s Notice”) at the time that Landlord determines, as aforesaid, that the RFO Premises will become Available for Lease to Tenant. Landlord’s Notice shall set forth Landlord’s reasonable determination of the Prevailing Market Rent (as defined in Exhibit K) applicable to the RFO Premises and the RFO Premises Commencement Date. Tenant may lease such RFO Premises in its entirety only, by delivering written notice of exercise to Landlord (“Tenant’s RFO Exercise Notice”) within fifteen (15) days after the receipt by Tenant of Landlord’s Notice. If Tenant disagrees with Landlord’s reasonable determination of the Prevailing Market Rent, Tenant shall so state in Tenant’s RFO Exercise Notice, and the matter shall be submitted to a Broker Determination in accordance with the provisions of Exhibit K hereof. Notwithstanding the foregoing, Tenant shall have no right to exercise its Right of First Offer if Landlord determines that possession of the RFO Premises will not be available for delivery to Tenant until on or after that date which is twelve (12) months prior to the end of the then-Term hereof unless Tenant, simultaneously with delivering Tenant’s RFO Exercise Notice, also validly exercises any remaining Extension Option pursuant to Section 9.18 (Tenant recognizing that in accordance with Section 9.18(B), Landlord is not obligated to deliver Landlord’s Rent Quotation until the date eleven (11) months prior to the end of the then-current Term). In any case where Tenant has no right to exercise its Right of First Offer, Landlord shall not be obligated to deliver Landlord’s Notice to Tenant. If Tenant fails to timely give Tenant’s RFO Exercise Notice, Tenant shall have no further right to lease the RFO Premises in question until such RFO Premises have been leased to a third party and thereafter again become Available for Lease.

D.    Lease Provisions Applying to RFO Premises. The leasing to Tenant of such RFO Premises shall be upon all of the same terms and conditions of the Lease (subject to application of the Prevailing Market Rent as aforesaid), except as follows:

(i)    The “RFO Premises Commencement Date” shall be the later of: (x) the RFO Premises Commencement Date as set forth in Landlord’s Notice, or (y) the date that Landlord delivers such RFO Premises to Tenant.

(ii)    The “Permitted Use” with respect to the RFO Premises shall be general office purposes; provided, however, that if Landlord has made upgrades to the Base Building systems to accommodate lab use in the Building outside of the Phase I Premises, then such “Permitted Use” may be general office purposes or laboratory uses consistent with the Permitted Use for the Phase I Premises.

(iii)    Tenant shall take such RFO Premises “as-is” in its then (i.e., as of the date of delivery) state of construction, finish, and decoration, without any obligation on the part of Landlord to construct or prepare any RFO Premises for Tenant’s occupancy.

(iv)    The Expiration Date in respect of the RFO Premises shall be the Expiration Date of the Lease.

E.    Execution of Lease Amendments. Notwithstanding the fact that Tenant’s exercise of the above-described option to lease the RFO Premises shall be self-executing, as aforesaid, the parties hereby agree promptly to execute a lease amendment reflecting the addition of the RFO Premises. The execution of such lease amendment shall not be deemed to waive any of the conditions to Tenant’s exercise of the herein option to lease the RFO Premises, unless otherwise specifically provided in such lease amendment.

F.    Notwithstanding anything herein to the contrary, Tenant’s Right of First Offer is subject and subordinate to (i) the expansion rights (whether such rights are designated as a right of first offer, right of first refusal, expansion option or otherwise) of any tenant of the Building existing on the date hereof (“Prior Rights”) and (ii) the right of Landlord to extend the term of the lease of any existing tenant of the RFO Premises (whether or not pursuant to rights under such tenant’s lease) prior to the RFO Premises becoming Available for Lease, which rights shall be deemed prior to the rights of Tenant under this Section 9.27. Landlord, in good faith, does not believe that any Prior Rights exist, but the foregoing is not a representation or warranty, and Tenant’s Right of First Offer remains subject to any Prior Rights that do, in fact, exist.

9.28	Roof Rights

Subject to availability, Tenant shall be permitted, at its sole cost and expense, to install equipment for telecommunications, data transmission, antennas and satellite dishes, Tenant-specific dunnage, mechanical equipment, heat exchangers and HVAC equipment (“Tenant’s Rooftop Equipment”) on the rooftop of the Building. The exact specifications of Tenant’s Rooftop Equipment, the method of installing the Tenant’s Rooftop Equipment and the location on the rooftop for Tenant’s Rooftop Equipment shall all be subject to Landlord’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed; however, Landlord’s determination of matters relating to the Base Building shall be in Landlord’s sole discretion. Tenant and Tenant’s contractors shall, upon reasonable prior notice to Landlord, have reasonable access to the roof in order to inspect, service, repair, maintain and replace any Tenant’s Rooftop Equipment located thereon, subject to Landlord’s reasonable rules and regulations relative to the access to and use of the rooftop. Tenant shall use Landlord’s roof contractor for the installation of flashing for any rooftop penetrations necessary for the placement of Tenant’s Rooftop Equipment on the rooftop of the Building.

Tenant’s use of Tenant’s Rooftop Equipment shall be upon all of the conditions of the Lease, except as modified below:

A.    It is understood and agreed that Tenant shall be responsible, at its sole cost and expense, for installing all necessary connections (the “Connections”) between Tenant’s Rooftop Equipment and the Premises. In addition to complying with the applicable construction provisions of this Lease, Tenant shall not install or operate the Connections in any portion of the Building until (x) Tenant shall have obtained Landlord’s prior written approval, which approval will not be unreasonably withheld, conditioned or delayed (however, Landlord’s determination of matters relating to the Base Building shall be in Landlord’s sole discretion), of Tenant’s plans and specifications for the placement and installation of the Connections, and (y) Tenant shall have obtained and delivered to Landlord copies of all required governmental and quasi-governmental permits, approvals, licenses and authorizations necessary for the lawful installation, operation and maintenance of the Connections. Landlord shall inform Tenant at the time of its review of the Connections whether Landlord will require the same to be removed by Tenant upon the expiration or earlier termination of this Lease.

B.    Except as otherwise set forth in this Lease, Landlord shall have no liability to Tenant for the installation and subsequent operation of Tenant’s Rooftop Equipment.

C.    Landlord shall have no obligation to provide any services to Tenant’s Rooftop Equipment, provided, however, Tenant shall have the right to access telephone/data closets and shafts and conduits in the Building, plenum areas and other pathways in the Building in order to connect the Tenant’s Rooftop Equipment to the Premises, subject to Landlord’s right to reasonably approve such connections and to Landlord’s reasonable rules and regulations relative to the access to and the use of such areas within the Building. Tenant shall, at its sole cost and expense and otherwise in accordance with the provisions of this Section 9.28, arrange for all utility services required for the operation of Tenant’s Rooftop Equipment.

D.    Tenant shall, at its sole cost and expense, be solely responsible for all maintenance and repair to Tenant’s Rooftop Equipment and the Connections.

E.    Tenant shall have no right to make any changes, alterations, signs, or other improvements to Tenant’s Rooftop Equipment or the Connections without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; however, Landlord’s determination of matters relating to the Base Building shall be in Landlord’s sole discretion.

F.    Tenant shall be responsible for the cost of repairing any damage to the Building caused by its use of Tenant’s Rooftop Equipment and the Connections or any work related thereto.

G.    Except for assignees of this Lease or subtenants of all or a portion of the Premises, no other person, firm or entity (including, without limitation, other tenants, licensees or occupants of the Building) shall have the right to connect to Tenant’s Rooftop Equipment other than Tenant.

H.    To the maximum extent permitted by law, but except to the extent resulting from the negligence or willful misconduct of Landlord or any of Landlord’s agents, employees or contractors, Tenant’s use of Tenant’s Rooftop Equipment and the Connections shall be at the sole risk of Tenant, and Landlord shall have no liability to Tenant in the event that Tenant’s Rooftop Equipment and the Connections are damaged for any reason.

I.    Tenant shall comply with all applicable laws, ordinances and regulations in Tenant’s use of Tenant’s Rooftop Equipment and the Connections.

J.    Tenant’s Rooftop Equipment and the Connections shall not interfere with the maintenance, use, occupancy or operation of the Building by Landlord or any other tenant, occupant or licensee of the Building (including, without limitation, interference with any communications equipment, telephones, radios, CATV, MATV, televisions, HVAC systems, elevators or computers in place as of the date Tenant installs Tenant’s Rooftop Equipment and Connections). In the event any such interference is not cured by Tenant within thirty (30) days after written notice thereof from Landlord to Tenant, Landlord shall have the right to require Tenant to relocate or remove Tenant’s Rooftop Equipment causing such disturbance.

K.    Landlord shall have the right, upon no less than ninety (90) days’ notice to Tenant and at Landlord’s sole cost and expense, to relocate any of Tenant’s Rooftop Equipment and the Connections to another location on the roof of the Building reasonably acceptable to Tenant provided that such relocation does not adversely affect Tenant’s use of Tenant’s Rooftop Equipment and Landlord makes temporary arrangements for Tenant’s Rooftop Equipment to continue to operate during such relocation.

L.    Tenant’s Rooftop Equipment and the Connections shall be deemed to be a part of the Premises for the purposes of the indemnity and insurance provisions of Article VIII above. In addition to and not in limitation of the foregoing, Tenant shall, to the maximum extent permitted by law, indemnify, defend, and hold Landlord, its agents, contractors and employees harmless from any and all claims, losses, demands, actions or causes of actions suffered by any person, firm, corporation, or other entity arising from Tenant’s use of Tenant’s Rooftop Equipment and the Connections.

M.    Landlord shall have the right to designate or identify Tenant’s Rooftop Equipment and any related components or conduits with or by a lease or license number (or other marking) and to place such number (or marking) on or near such Tenant’s Rooftop Equipment.

N.    To the extent such removal requirement was specified by Landlord to Tenant at the time Landlord approved Tenant’s plans therefor, Tenant shall be required to remove Tenant’s Rooftop Equipment and the Connections upon the expiration or earlier termination of this Lease and to repair any damage caused by the installation or removal of the same and restore the impacted portions of the Building to the condition they were in prior to such installation.

9.29	Storage Tanks

Tenant may, at its sole cost (subject to the Tenant Allowance) and as part of Tenant’s Work, install a nitrogen storage tank and/or a propane storage tank (each, “Storage Tank”, and collectively, the “Storage Tanks”) in a location reasonably approved by Landlord as part of Landlord’s review of Tenant’s plans and specifications for such installation. The exact specifications of the Storage Tanks, the method of installing the Storage Tanks (including, without limitation, the need for any concrete slabs and/or support areas) and the location(s) on the Site for each Storage Tank shall all be subject to Landlord’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed; however, Landlord’s determination of matters relating to the Base Building shall be in Landlord’s sole discretion. Tenant and Tenant’s contractors shall have reasonable access to the Site in order to inspect, service, repair, maintain and replace the Storage Tanks, subject to Landlord’s reasonable rules and regulations relative to such access and use. Tenant’s use of the Storage Tanks shall be upon all of the conditions of the Lease, except as modified below:

A.    It is understood and agreed that Tenant shall be responsible, at its sole cost and expense, for installing all necessary connections between the Storage Tanks and the Premises (the “Connections”). In addition to complying with the applicable construction provisions of this Lease, Tenant shall not install or operate the Connections in any portion of the Building until

(x) Tenant shall have obtained Landlord’s prior written approval of the Storage Tanks and the Connections, as provided above, and (y) Tenant shall have obtained and delivered to Landlord copies of all required governmental and quasi-governmental permits, approvals, licenses and authorizations necessary for the lawful installation, operation and maintenance of the Storage Tanks and the Connections.

B.    Tenant shall have no obligation to pay Annual Fixed Rent, Taxes or Operating Expenses in respect of the Storage Tanks and the Connections.

C.    Landlord shall have no obligation to provide any services to the Storage Tanks. Tenant shall, at its sole cost and expense and otherwise in accordance with the provisions of this Section 9.29, arrange for any utility services required for the operation of the Storage Tanks.

D.    Tenant shall, at its sole cost and expense, be solely responsible for all maintenance and repair to the Storage Tanks and the Connections. In connection therewith, Tenant shall provide Landlord with evidence on an annual basis of the existence of a maintenance contract for the Storage Tanks with a service provider reasonably acceptable to Landlord.

E.    Tenant shall have no right to make any changes, alterations, signs, or other improvements to the Storage Tanks or the Connections without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; however, Landlord’s determination of matters relating to the Base Building shall be in Landlord’s sole discretion.

F.    Tenant shall be responsible for the cost of repairing any damage to the Building caused by its use of the Storage Tanks and the Connections.

G.    Except for assignees of this Lease or subtenants of all or a portion of the Premises, no other person, firm or entity (including, without limitation, other tenants, licensees or occupants of the Building) shall have the right to connect to the Storage Tanks other than Tenant.

H.    To the maximum extent permitted by law, but except to the extent resulting from the negligence or willful misconduct of Landlord or any of Landlord’s agents, employees or contractors, Tenant’s use of the Storage Tanks and the Connections shall be at the sole risk of Tenant, and Landlord shall have no liability to Tenant in the event that the Storage Tanks or the Connections are damaged for any reason.

I.    Tenant shall comply with all applicable laws, ordinances and regulations in Tenant’s use of the Storage Tanks and the Connections.

J.    Landlord shall have the right, upon no less than ninety (90) days’ written notice to Tenant and at Landlord’s sole cost and expense, to relocate the Storage Tanks and the Connections to another location on the Site reasonably acceptable to Tenant provided that such relocation does not adversely affect Tenant’s use of the Storage Tanks and the Connections. Landlord and Tenant shall cooperate with each other in good faith to schedule such relocation work on nights and weekends so as to minimize interference with Tenant’s business operations.

K.    The Storage Tanks and the Connections shall be deemed to be a part of the Premises for the purposes of the indemnity and insurance provisions of Article VIII above. In addition to and not in limitation of the foregoing, Tenant shall, to the maximum extent permitted by law, indemnify, defend, and hold Landlord, its agents, contractors and employees harmless from any and all claims, losses, demands, actions or causes of actions suffered by any person, firm, corporation, or other entity arising from Tenant’s use of the Storage Tanks and the Connections.

L.    Tenant shall be required to remove the Storage Tanks and the Connections upon the expiration or earlier termination of this Lease and repair any damage caused by the installation or removal of the same and restore the impacted portions of the Site to the condition they were in prior to such installation.

9.30	Tenant’s Generator

Tenant may, at its sole cost and expense, install a backup generator for backup power associated with Tenant specific equipment (the “Backup Generator”) on the Site and certain connections between the Backup Generator and the Premises (the “Generator Connections”). The exact specifications of the Backup Generator and the Generator Connections, the method of installing the Backup Generator and the Generator Connections and the location on the Site for the Backup Generator and the Generator Connections shall all be subject to Landlord’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed; however, Landlord’s determination of matters relating to the Base Building shall be in Landlord’s sole discretion. Tenant and Tenant’s contractors shall have reasonable access to the Site in order to inspect, service, repair, maintain and replace the Backup Generator and Generator Connections, subject to Landlord’s reasonable rules and regulations relative to such access and use. Tenant’s use of the Backup Generator shall be upon all of the conditions of the Lease, except as modified below:

A.    It is understood and agreed that Tenant shall be responsible, at its sole cost and expense, for installing the Generator Connections. In addition to complying with the applicable construction provisions of this Lease, Tenant shall not install or operate the Generator Connections in any portion of the Building until (x) Tenant shall have obtained Landlord’s prior written approval of the Backup Generator and the Generator Connections, as provided above, and (y) Tenant shall have obtained and delivered to Landlord copies of all required governmental and quasi-governmental permits, approvals, licenses and authorizations necessary for the lawful installation, operation and maintenance of the Backup Generator and the Generator Connections.

B.    Tenant shall have no obligation to pay Annual Fixed Rent, Taxes or Operating Expenses in respect of the Backup Generator or the Generator Connections.

C.    The Backup Generator may be used to provide back-up power in the event of an outage for Tenant’s lights and plugs in the Premises and dedicated heating, ventilation and air conditioning systems serving the Premises, or for the purposes of running any life-safety systems or equipment.

D.    Landlord shall have no obligation to provide any services to the Backup Generator. Tenant shall, at its sole cost and expense and otherwise in accordance with the provisions of this Section 9.30, arrange for all utility services required for the operation of the Backup Generator.

E.    Tenant shall, at its sole cost and expense, be solely responsible for all maintenance and repair to the Backup Generator and the Generator Connections. In connection therewith, Tenant shall provide Landlord with evidence on an annual basis of the existence of a maintenance contract for the Backup Generator with a service provider reasonably acceptable to Landlord.

F.    Tenant shall have no right to make any changes, alterations, signs, or other improvements to the Backup Generator or the Generator Connections without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; however, Landlord’s determination of matters relating to the Base Building shall be in Landlord’s sole discretion.

G.    Tenant shall be responsible for the cost of repairing any damage to the Building caused by its use of the Backup Generator and the Generator Connections.

H.    Except for assignees of this Lease or subtenants of all or a portion of the Premises, no other person, firm or entity (including, without limitation, other tenants, licensees or occupants of the Building) shall have the right to connect to the Backup Generator other than Tenant.

I.    To the maximum extent permitted by law, but except to the extent resulting from the negligence or willful misconduct of Landlord or any of Landlord’s agents, employees or contractors, Tenant’s use of the Backup Generator and the Generator Connections shall be at the sole risk of Tenant, and Landlord shall have no liability to Tenant in the event that the Backup Generator or the Generator Connections are damaged for any reason.

J.    Tenant shall comply with all applicable laws, ordinances and regulations in Tenant’s use of the Backup Generator and the Generator Connections.

K.    Landlord shall have the right, upon no less than ninety (90) days’ written notice to Tenant and at Landlord’s sole cost and expense, to relocate the Backup Generator and the Generator Connections to another location on the Site reasonably acceptable to Tenant provided that such relocation does not adversely affect Tenant’s use of the Backup Generator and the Generator Connections. Landlord and Tenant shall cooperate with each other in good faith to schedule such relocation work on nights and weekends so as to minimize interference with Tenant’s business operations.

L.    The Backup Generator and the Generator Connections shall be deemed to be a part of the Premises for the purposes of the indemnity and insurance provisions of Article VIII above. In addition to and not in limitation of the foregoing, Tenant shall, to the maximum extent permitted by law, indemnify, defend, and hold Landlord, its agents, contractors and employees harmless from any and all claims, losses, demands, actions or causes of actions suffered by any person, firm, corporation, or other entity arising from Tenant’s use of the Backup Generator and the Generator Connections.

M.    Landlord shall have the right to designate or identify the Backup Generator with or by a lease or license number (or other marking) and to place such number (or marking) on or near such Backup Generator.

N.    To the extent such removal requirement was specified by Landlord to Tenant at the time Landlord approved Tenant’s plans therefor, Tenant shall be required to remove the Backup Generator and the Generator Connections upon the expiration or earlier termination of this Lease and repair any damage caused by the installation or removal of the same and restore the impacted portions of the Building to the condition they were in prior to such installation.

9.31	Building Signage

For so long as (i) Tenant has not assigned this Lease, except to a Permitted Transferee, and (ii) Tenant, itself, and/or any Permitted Transferee is then occupying at least 75% (and has not subleased more than 25%) of the aggregate rentable square footage of the Phase I Premises and the Phase II Premises, collectively (collectively, the “Signage Conditions”), Tenant shall be permitted, at Tenant’s sole cost and expense, to erect one (1) exterior sign (the “Façade Signs”) on the façade of the Building containing Tenant’s name and/or logo. Location and dimensions of such Façade Signs are substantially as shown on Exhibit N attached hereto. The design, materials, proportions, method of installation, and color of the Façade Sign shall be subject to the prior approval of Landlord, such approval not to be unreasonably withheld, conditioned or delayed. In addition, the Façade Sign shall be subject to (a) the requirements of the Zoning By-Law of the City of Waltham and any other applicable laws and ordinances and (b) Tenant obtaining all necessary permits and approvals therefor. Any electricity required in connection with the Façade Sign shall be at Tenant’s sole cost and expense. Tenant acknowledges and agrees that Tenant’s right to corporate signage on the Building pursuant to this Section is not on an exclusive basis and that Landlord may grant others the right to signage elsewhere on the Building and/or Office Park. The installation, replacement, removal and restoration after removal of the Façade Sign shall be performed at Tenant’s sole cost and expense in accordance with the provisions of this Lease applicable to alterations (including, without limitation, Section 5.12 hereof). Notwithstanding the foregoing, (i) within thirty (30) days after the date on which there occurs a failure of any of the Signage Conditions and Landlord notifies Tenant to remove the Façade Sign or (ii) immediately upon the expiration or earlier termination of the Term of the Lease, Tenant shall, at Tenant’s cost and expense, remove the Façade Sign and repair and restore any damage to the Building caused by the installation and/or removal of the Façade Sign. The right to the Façade Sign granted pursuant to this Section 9.31 is personal to the originally-named Tenant (including any Permitted Transferee) hereunder, and may not be exercised by any occupant, subtenant, or other assignee of Tenant, other than a Permitted Transferee.

[Remainder of Page Intentionally Blank. Signatures lines on next page]

EXECUTED in two or more counterparts each of which shall be deemed to be an original.

LANDLORD:

BP BAY COLONY LLC, a Delaware limited liability company

BY: BP BAY COLONY HOLDINGS LLC, a
Delaware limited liability company, its sole member

BY: BOSTON PROPERTIES LIMITED
PARTNERSHIP, a Delaware limited partnership,
its member

BY: BOSTON PROPERTIES, INC., a Delaware Corporation, its general partner

By:	/s/ Patrick Mulvihill
Name:	Patrick Mulvihill
Title:	SVP

TENANT:

ALLOVIR, INC., a Delaware corporation

By:	/s/ Vikas Sinha
Name:	Vikas Sinha
Title:	President and Chief Financial Officer
Hereunto duly authorized